Exhibit 10.1

Confidential portions of this exhibit have been omitted because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

AMENDED AND RESTATED GROUND SUBLEASE AGREEMENT

(WAREHOUSE)

THIS AMENDED AND RESTATED GROUND SUBLEASE AGREEMENT (this “Lease”) dated as of May 31, 2024 (the “Restatement Date”) by and between PIKE CONDUCTOR DEV I, LLC, a Delaware limited liability company, with its principal office located at 1010 Lee Road, Rochester, New York 14606 (hereinafter called “Lessor”), and LI-CYCLE NORTH AMERICA HUB, INC., a Delaware corporation, with offices at 55 McLaughlin Road, Rochester, New York 14615 (hereinafter called “Lessee”).

WITNESSETH, THAT:

A. Lessor owns that certain parcel of land consisting of approximately 24.795 acres, having an address at 55 McLaughlin Road, in the Town of Greece, Monroe County, New York, bearing tax map number 089.04-1-3.3 and more particularly described on Exhibit A-1 (Legal Description of the Land) attached hereto and made a part hereof, together with all easements for the benefit of the Land, including the Easements (as hereinafter defined), and all roads, driveways, driveway entrances, parking areas, sidewalks, and other improvements to such parcel of land, and excluding the Building (as hereinafter defined), any improvements thereto and Tenant’s FF&E (as hereinafter defined) (the “Land”).

B. Lessor entered into a Lease Agreement with the County of Monroe Industrial Development Agency (“COMIDA”), dated December 1, 2022, pursuant to which Lessor has leased the Land to COMIDA (the “COMIDA/Dev 1 Lease Agreement”).

C. COMIDA has entered into a Leaseback Agreement with Lessor dated December 1, 2022, pursuant to which COMIDA has leased back the Land to Lessor (the “COMIDA/Dev 1 Leaseback Agreement”).

D. Lessor and Lessee are parties to that certain Sublease Agreement (Warehouse) dated as of January 12, 2023 (the “Effective Date”), a memorandum of which was recorded in the Monroe County Clerk’s Office on September 13, 2023 in Liber 12864 of Deeds, Page 414, as amended by the certain Sublease Commencement Agreement dated as of July 27, 2023 (collectively, the “Existing Sublease Agreement”), pursuant to which (among other things) Lessor agreed to construct for Lessee a build-to-suit warehouse and administrative building, consisting of approximately 275,932 square feet, comprising a raw materials and end products warehouse, QA/QC laboratory, administrative office and visitor center, situated on the Land, as set forth on Exhibit A (As Built Survey) (the “Building”), at a total cost not to exceed the sum of $58,610,000.

E. Lessor and Lessee acknowledge and agree that: (a) construction of the Building was completed in May 2023; (b) Lessee accepted the construction and commenced occupancy of the Building on July 27, 2023; (c) Lessee has paid $53,541,711.77 towards the cost of construction of the Building (“Lessee’s Pre-Financing Costs”); and (d) as of the Restatement Date, the balance of the construction costs owing by Lessee to Lessor for cost of construction of the Building, being $5,068,288.00 (the “Unpaid Construction Costs”), remains outstanding; and

F. Lessor and Lessee now wish to amend and restate the terms of the Existing Sublease Agreement as a ground lease, and to provide for the resolution and final payment of the Unpaid Construction Costs by Lessee to Lessor, all on the terms set forth below.

NOW, THEREFORE, the parties hereto enter into this Lease to amend, restate, supersede, and replace the Existing Sublease Agreement upon the terms and conditions set forth below and agree that the recitals above constitute material and operative provisions of this Lease and they are incorporated by reference as if fully set forth in the full body of this Lease.

1. LEASE TERM; DELIVERY CONDITION.

(A) Lessor, in consideration of the rent to be paid and the covenants and agreements to be performed by Lessee, as hereinafter set forth, does hereby LEASE, DEMISE and LET the Land; together with the non-exclusive use of Lessor’s rights, privileges, easements, rights of way, licenses and appurtenances to the Land and access rights ancillary to the Land as more particularly described on Exhibit A-2 (Easements) attached hereto and made a part hereof (collectively, the “Easements”).

(B) The “Original Term” of this Lease commenced on July 27, 2023 (the “Term Commencement Date”). The Original Term shall continue thereafter until March 31, 2049, subject to earlier termination as provided herein (the “Expiration Date”). The Original Term and any Renewal Terms (as defined in Section 2 below) are collectively referred to herein as the “Lease Term”.

(C) The Land was delivered in “as is” condition and Lessee accepted the Land on the Term Commencement Date, not subject to any representations or warranties by Lessor as to condition, purpose, or fitness for any particular use, other than expressly set forth in this Lease and Lessee’s right to contractually occupy the Land under the terms of this Lease. Lessee, evidenced by its execution of this Lease, hereby represents and warrants that it has had sufficient opportunity to inspect, including any testing it deems necessary or desirable in its own, sole discretion, the Land, and has determined to lease the Land from the Lessor in its sole and absolute discretion, without reliance upon Lessor, Lessor’s agents, or any statements, whether written or oral, as to the condition or fitness of the Land. Lessor will undertake inspection, report writing, and certification to New York State Department of Environmental Conservation (“DEC”) required by any environmental easement or the Site Management Plan covering the Land (the “SMP”).

(D) The Building was delivered in good condition and Lessee took occupancy of the Building on the Term Commencement Date. All Lessor’s right, title, benefit and interest in and to the warranties obtained during the construction of the Building have been and will be transferred and assigned to Lessee, including Lessor’s right to receive benefits of and to make claims under such warranties. Contemporaneous with the execution of this Lease, Lessor and Lessee shall enter into an assignment agreement which shall be attached hereto as Exhibit H (the “Assignment Agreement”) whereby Lessor shall assign to Lessee all its rights (but none of its obligations) under the Standard Design-Build Agreement and General Conditions by and between Lessor and Pike Conductor JV 1, LLC dated as of June 30, 2022 (the “Construction Agreement”), which Assignment Agreement shall also be executed by Pike Conductor JV1. To the extent that any warranties from manufacturers, service providers or suppliers with respect to the Building are in effect, and have been duly transferred and assigned to Lessee, and provided that Lessor has effectively assigned its rights under the Construction Agreement to Lessee, Lessee shall assert and process any such warranty claims without Lessor’s assistance and Lessee shall not look to Lessor with respect to any such warranty claims or with respect to any other claims or alleged claims to the extent arising out of any defects or alleged defects in the construction of the Building. Notwithstanding anything in the foregoing, Lessor shall cooperate with Lessee in good faith in connection with Lessee’s assertion of any of the assigned rights to the extent reasonably necessary to enforce such rights under the Construction Agreement, provided, however, that in no event shall Lessor be required to incur any cost or expense in providing such cooperation.

2. RENEWAL TERMS AND OPTION TO PURCHASE.

(A) Lessor hereby grants to Lessee the option of renewing the Original Term (the “Renewal Option”) for four (4) additional terms of five (5) years each and one (1) subsequent additional term of two (2) years (each individually, a “Renewal Term”, and collectively, the “Renewal Terms”) upon the same terms and conditions as are in effect during the Original Term; provided that: (a) this Lease has not been terminated prior to the Expiration Date (being March 31, 2049), (b) at the time Lessee exercises the Renewal Option with respect to each of the Renewal Terms and as of the effective date of the Renewal Term, Lessee is not subject to a notice of Default, regardless of any applicable periods of grace, of any of the material terms, covenants and conditions of this Lease, and (c) Lessee provides Lessor with written notice (the “Option Notice”) of Lessee’s election to exercise the Renewal Option with respect to each of the Renewal Terms not less than six (6) months prior to the Expiration Date, or the expiration date of the then operative Renewal Term, as the case may be (hereinafter referred to as the “Option Expiration Date”).

(B) So long as no uncured Default exists after notice at the time of election, Lessor hereby grants to Lessee the option to purchase the Land upon expiration of the Original Term and upon the expiration of each Renewal Term for the fair market value (“FMV”) of the Land, which value shall give effect to any easements that run with and that will continue to benefit the Land, but otherwise the Land shall be valued as unimproved by the Building (and any other improvements) and unencumbered by this Lease (each being an “Option to Purchase”). If Lessee elects to exercise an Option to Purchase, then Lessee shall provide written notice to Lessor of such election not less than ninety (90) days prior to the Expiration Date or the expiration of the then operative Renewal Term, including Lessee’s assessment of the FMV of the Land. In the event that Lessor and Lessee are unable to agree on the FMV of the Land within thirty (30) days of the Lessee’s delivery of the Option to Purchase (the “Negotiation Period”), the FMV shall be determined as follows:

1.

Appointment of Appraisers: Lessor and Lessee shall each appoint a qualified and independent appraiser with at least ten years of experience in appraising commercial real estate properties similar to the Land within ten (10) days following the end of the Negotiation Period. The appointed appraisers shall conduct independent appraisals of the Land and shall each deliver their written appraisal report to both Lessor and Lessee within thirty (30) days of their appointment.

2.

Selection of a Third Appraiser: If the difference between the two appraisals is 10% or less of the higher appraisal, then the FMV shall be deemed to be the average of the two appraisals. If the difference between the two appraisals exceeds 10% of the higher appraisal, then Lessor and Lessee shall jointly appoint a third qualified and independent appraiser within ten (10) days following the submission of the two appraisals. If Lessor and Lessee cannot agree on the third appraiser, then either party may request that the President of the local chapter of the American Society of Appraisers (or a successor organization) appoint the third appraiser.

3.

Final Determination: The third appraiser shall conduct an independent appraisal and deliver their written appraisal report within thirty (30) days of their appointment. The FMV of the Land shall be the average of the two closest appraisals. Each party shall bear the cost of its own appraiser, and the cost of the third appraiser (if required) shall be shared equally by Lessor and Lessee.

4.	Binding Effect: The determination of the FMV of the Land pursuant to this clause shall be final and binding on the parties.

(C) The closing of the sale and purchase of the Land shall take place on the date (the “Closing Date”) which is no later than ninety (90) days following Lessee’s exercise of an Option to Purchase or on such other date as agreed to by Lessee and Lessor. If, on the scheduled Closing Date, (i) Lessor is unable to fulfill the title or closing requirements set forth below, then Lessee shall have the right to extend the Closing Date for purchase of the Land for an additional ninety (90) day period in order to obtain satisfaction of such conditions. If at the end of such ninety (90) day period any of such requirements or conditions has not been satisfied to the reasonable satisfaction of Lessee, Lessee shall have the right to extend the Closing Date to the date which is sixty (60) days following the satisfaction of such requirements or conditions with respect to the Land or, alternatively, cancel its exercise of the Option to Purchase, and either allow the Lease Term to expire or have the right to extend the Lease Term for any remaining Renewal Terms.

(D) The additional terms and conditions for the purchase of the Land are as set forth below.

(i)	Lessee shall pay the full purchase price by a certified check, official bank check or wire transfer of immediately available funds at the time of closing to Lessor’s account.

(ii)

The Land shall be sold with all unexpired construction and product warrantees from all contractors, materialmen, and manufacturers, as applicable, related to the construction and fitting out of the Building and title shall be fee simple title subject only to those liens and encumbrances set forth on Exhibit B (the “Permitted Encumbrances”). The Land shall otherwise be sold in its then “as-is” condition.

(iii)

Lessor shall deliver, and Lessee shall accept, a bargain and sale deed with lien covenant at closing, together with evidence of its existence, organization and authority to consummate the transaction, a Foreign Investment in Real Property Act affidavit and a standard title affidavit regarding the existence of this Lease and the absence of work done on behalf of Lessor in the previous ninety (90) days (or other evidence reasonably satisfactory to Lessee’s title insurer regarding the absence of lien rights of mechanics and materialmen engaged by Lessor or any contractor or subcontractor of Lessor of any tier) and the rights of third parties in possession.

(iv)	Lessor shall deliver any assignments or other conveyances so as to transfer all rights under the Easements to Lessee.

(v)

There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, including without limitation, condemnation or eminent domain proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings against Lessor that would materially and adversely affect the enjoyment of the Land as used by Lessee at the time of election or Lessor’s ability to perform its obligations under this Section 2, unless waived by the Lessee.

(vi)

Lessee shall bear all of the reasonable costs incurred in connection with the closing, including title insurance, survey, and recording fees. Lessee shall pay the New York State Real Property Transfer Tax, if any.

(vii)	All other adjustments at the closing shall be in accordance with local custom or practice.

(viii)	Lessee shall have the right to designate one or more persons to take title to the Land, as Lessee shall determine in its sole discretion.

From and after the date of any Option Notice, Lessor agrees not to voluntarily create or modify any exceptions or encumbrances to title to the Land, as applicable, including, without limitation, leases, without the prior written consent of Lessee, which consent may be withheld in the reasonable discretion of Lessee.

(E) Lessee shall be responsible for the payment, when due, of any New York State Real Property Transfer Tax due and owing in connection with the inclusion of the Option to Purchase in this Lease, and Lessee shall indemnify, defend and hold harmless Lessor, Lessor’s officers, directors, members, successors and assigns, from and against any claims, demands, penalties, fines, liabilities, damages, obligations, litigation proceedings, disbursements, costs or expenses, including reasonable attorneys’ fees and costs, in connection therewith.

3. RENT AND ADDITIONAL RENT; REIMBURSEMENT OF UNPAID CONSTRUCTION COSTS.

Commencing as of April 1, 2024 (the “Rent Commencement Date”), Lessee shall pay to Lessor an annual base rent (“Rent”) during the Lease Term in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00). On April 1, 2029 and on the first day of every sixtieth (60th) month thereafter, including during any Renewal Term, the Rent shall be increased to an amount equal to one hundred five percent (105%) of the Rent in effect for the immediately prior sixty (60) month period.

Lessee shall pay Lessor, in full, the Unpaid Construction Costs on or before March 1, 2026.

If, and only if, Lessee shall pay to Lessor the Unpaid Construction Costs in full on or before March 1, 2026, the Rent shall be adjusted to One Million Seven Hundred Thousand Dollars ($1,700,000.00) as of the earlier of March 1, 2026 or the first day of the calendar month immediately following the payment of the Unpaid Construction Costs, subject to increases on April 1, 2029 and on the first day of every sixtieth (60th) month thereafter as set forth above.

All Rent shall be payable in equal monthly installments, in advance, commencing on the Rent Commencement Date and, thereafter, on the 1st day of every calendar month during the Lease Term. If any Rent is not paid when due, Lessee shall pay Lessor the amount of Three Thousand Dollars ($3,000) as a late charge for each overdue payment (“Late Charge”). Notwithstanding the foregoing, the Late Charge shall not apply until the passage of five (5) days following the date that Lessor shall have provided Lessee written notice that the applicable Rent payment is past due without Lessee making such Rent payment.

The parties acknowledge that the monthly Rent installment for each month from the Rent Commencement Date to the Restatement Date was paid on or before the execution of this Lease.

The term “Lease Year” shall mean the twelve (12) month period commencing on the Rent Commencement Date and each successive twelve (12) month period thereafter throughout the Lease Term. The second Lease Year and every subsequent Lease Year of the Lease Term shall cover of the same corresponding twelve (12) full calendar months of the first Lease Year last mentioned.

Upon Lessee’s payment of the Unpaid Construction Costs, Landlord and Tenant agree to enter into an amendment to this Lease to set forth the schedule of Rents payable for the balance of the Term.

Other than the Unpaid Construction Costs, all monetary obligations (other than Rent) owed by Lessee to Lessor under this Lease, including, but not limited to, taxes and the interest upon unpaid obligations provided for in Section 17 below, shall all be deemed to be “Additional Rent”, and in the event of nonpayment by Lessee, Lessor shall have all the rights and remedies with respect thereto as Lessor has for the nonpayment of the Rent.

It is the intention of the parties that the rental payable by Lessee hereunder shall be absolutely “triple net” to Lessor and, except as expressly set forth herein, that Lessee shall pay for, and Lessor will have no liability or responsibility for the cost of, Impositions (hereinafter defined), insurance, or maintenance of the Land or the Building, nor for the operation, repair, replacement, alteration, construction, maintenance, addition, change, or improvements of or to the Land or the Building, all of which shall be the sole and exclusive responsibility of Lessee.

4. REAL ESTATE TAXES, ASSESSMENTS AND UTILITIES.

(A) Commencing on the Term Commencement Date, and continuing throughout the Lease Term, Lessee shall be responsible for all real estate taxes and assessments, excises, levies and other charges by any public authority levied or imposed against (1) the Land or any part thereof, (2) the Building, and (3) the appurtenances thereto, including, but not limited to, any payments due under a payment-in-lieu-of-tax agreement (“PILOT”) and payments due for access to any public utility, to the Land or the sidewalks or streets adjacent thereto (all of which are hereinafter referred to as “Impositions”).

(i) Lessee may pay any Imposition in installments, if allowed; however, Lessee shall be liable for any interest and/or penalties, which accrue as a result of Lessee’s making such installment payments. Lessee shall be required to pay only such Impositions or portions thereof as shall become due and payable during the Lease Term and only to the extent such Impositions cover a part of the Lease Term. All Impositions for the tax year in which this Lease shall commence or terminate shall be equitably apportioned between Lessor and Lessee. No Imposition may be paid by Lessee after the last day for payment of such obligation, unless Lessee pays all late charges.

(ii) Anything to the contrary contained in this Lease notwithstanding, in no event shall Impositions include any inheritance, estate, succession, transfer, gift, franchise, corporation, excise, income or profit tax or capital levy that is or may be imposed upon Lessor including, but not limited to (i) any annual reporting or other fees imposed upon Lessor in connection with maintaining Lessor’s organizational existence under the laws of the State of its formation or creation or (ii) imposed in connection with the Lessor’s right to do or conduct business. Notwithstanding anything herein to the contrary, if at any time during the term of this Lease there shall be levied or assessed in substitution of real estate taxes, in whole or in part, a tax, assessment or governmental imposition (other than a general gross receipts or income tax) on the rents received from the Land or the rents reserved herein, and said tax, assessment or governmental imposition shall be imposed upon Lessor, Lessee shall pay same as herein provided, but only to the extent that such new tax, assessment or governmental imposition is a substitute for real estate taxes previously imposed.

(iii) Given that the Land is separately assessed or billed as a tax parcel, Lessee shall pay the Impositions for the Land directly to the appropriate taxing authority and deliver to Lessor immediate notice of payment made, and, thereafter, copies of paid tax receipts within thirty (30) days after the final due date for payment in each tax year. Lessor shall cooperate with Lessee’s efforts to modify, renew, extend or replace any PILOT that may exist from time to time during the Lease Term.

(B) Notwithstanding anything contained in this Lease to the contrary, any Imposition (including but not limited to any assessment either general or special) relating to a fiscal period of the taxing authority, a part of which is included within the Lease Term and a part of which is included in a period of time prior to the Term Commencement Date or after the Expiration Date of this Lease, will, whether or not such Tax or installments are assessed, levied, confirmed, imposed upon or in respect of, or become a lien upon the Land, or become payable, during the Lease Term, be adjusted between Lessor and Lessee as of the Term Commencement Date or the Expiration Date determined over the longest possible period that such Imposition is payable to such taxing authority so that Lessee will pay the portion of the Imposition or installment that the part of the fiscal period included in the Lease Term bears to the entire fiscal period, and Lessor will pay the remainder.

(C) Lessee shall have the right to contest directly with the relevant authority, at Lessee’s cost and expense, the amount or validity of any Imposition by appropriate proceeding. Lessee shall give Lessor written notice of any such contest and Lessor agrees it shall join, at no cost to Lessor, in any such proceeding if any law, rule or regulation at the time in effect shall so require. Any proceeding for contesting the validity or amount of any Imposition or to recover any Imposition paid by Lessee may be brought by Lessee in the name of Lessor or in the name of Lessee, or both, as Lessee shall deem advisable.

(D) Lessee shall provide for and pay all charges for heat, water, gas, sewage, electricity, and other utilities, as well as any costs to access such utilities and any special assessments related to tying into the utility system, used or consumed at the Land and shall contract for the same in its own name. Lessor shall not be liable for any interruption or failure in the supply or character of any such utility services unless the gross negligence of Lessor, its agents, servants, employees, contractors, or licensees causes such interruption or failure.

(E) If any charges or other amounts to be paid by Lessee pursuant to the terms of this Lease are charged to Lessor, Lessor shall provide notice of such charge to Lessee and Lessee shall, within ten (10) days of such notice and at the direction of Lessor, either pay such charge directly or reimburse Lessor for such charge. All charges due from Lessee to Lessor for which Lessee is billed by Lessor, must be billed within twelve (12) months after the date on which the charge is incurred by Lessor or Lessor will have waived its right to reimbursement which may have been established in any section or paragraph of this Lease.

5. USE.

Lessee may use and occupy the Land for: (a) raw materials end products warehouse to support the manufacture of specialty products comprising critical metals for lithium-ion batteries, such as lithium carbonate, nickel sulphate and cobalt sulphate, from raw materials, including black mass concentrate (which is an intermediate product that is generated from the recycling of spent lithium-ion batteries), and inputs of sulfuric acid, sodium hydroxide, sodium hydrosulfide, anhydrous sodium sulfate, calcium hydroxide, hydrogen peroxide, liquid oxygen, liquefied carbon dioxide, combustible solvent extraction diluent, extractants, and modifiers, and certain other chemicals used in a low temperature hydrometallurgical process, (b) commercial and administrative offices, (c) on-site QA/QC laboratory, (d) storage of process and other related equipment, (e) uses incidental to such uses (“Initial Use”), and for any other lawful use or purpose (the “Subsequent Use”; together with the Initial Use, the “Use”) after obtaining Lessor’s prior written consent for the Subsequent Use, which consent shall not be unreasonably withheld, conditioned, or delayed, and so long as the Use is not in violation of any “Laws” (as defined in Section 12 below). Lessor shall not, through any act or omission, interfere with Lessee’s lawful development or use of the Land for the Use.

6. INTENTIONALLY OMITTED.

7. ALTERATIONS AND IMPROVEMENTS; FIXTURES AND EQUIPMENT.

(A) Lessor acknowledges that, until the expiration of the Lease Term or the earlier termination of this Lease, Lessee shall own the Building (but not the Land), to the exclusion of Lessor, and Lessor hereby waives any right, title or interest therein other than Lessor’s interest as Lessor under this Lease. During the Lease Term, or until the earlier termination of this Lease, Lessee alone shall be entitled to claim depreciation on or any tax credit or deduction now or hereafter available with respect to the Building. Upon expiration of the Lease Term or earlier termination of this Lease in the manner provided herein or by operation of law, including, without limitation, the rejection of this Lease by or through Lessee or Lessor under 11 U.S.C. § 365(a), subject to the rights of Lessee to remain in possession under 11 U.S.C. § 365(h), the Building, and all improvements thereto and fixtures installed therein, shall be the property of Lessor, or any successor owner of the Land, free and clear of any claim by Lessee or Lessee’s creditors.

(B) Lessee shall not make any changes, alterations or improvements to the Land or the Building except such changes, alterations and improvements to the Building that will not impair or diminish the value or functionality of the Building or otherwise approved by Lessor, such approval not to be unreasonably withheld, conditioned or delayed. Lessor shall cooperate, at no cost to Lessor, with Lessee in the obtaining of any and all licenses, special use permits, building permits, consents, variances, certificates of occupancy or other approvals which may be required in connection with the Building and Lessor shall execute, acknowledge, and deliver any documents reasonably required in furtherance of such purposes. All work done in connection with any alteration, addition or improvement shall be done in a good and workmanlike manner and in compliance with all Laws.

(C) Any and all furnishings, fixtures, equipment, machinery, and personalty purchased by or belonging to Lessee, or leased from third parties by Lessee and installed on the Land or in the Building by Lessee (whether or not affixed), including, but not limited to, equipment used in connection with the Use, lighting fixtures, chairs, tables, décor items, fans, office equipment, software, and other personal property shall be herein called “Lessee’s FF&E”. Lessor acknowledges and agrees that, during the Lease Term, title to Lessee’s FF&E shall automatically vest in and belong to Lessee to the exclusion of Lessor, and Lessor hereby waives any right, title or interest therein; provided however that Lessee’s title to Lessee’s FF&E shall terminate and expire in the event the Lease is terminated early, Lessee has abandoned the Land or the Building and Lessee’s FF&E remains in the Building for more than thirty (30) days after such abandonment has been established. Lessee alone shall be entitled to claim depreciation on or any tax credit or deduction now or hereafter available with respect to Lessee’s FF&E. At any time and from time to time during the Lease Term, Lessee may remove and/or replace any of Lessee’s FF&E from the Land or the Building. Notwithstanding anything contained in this Lease to the contrary, it is acknowledged and agreed that any trademarks, service marks, trade names, logotypes, commercial symbols and trade dress used by Lessee shall remain Lessee’s exclusive property for use, and Lessor shall not be permitted at any time to use any such property in any manner or for any purpose.

8. INSURANCE.

(A) From the Term Commencement Date to June 26, 2024 (or such other date as mutually agreed by the parties), Lessor shall maintain in force Lessor’s insurance as provided under Section 6(e) of the Existing Sublease Agreement and Lessee shall promptly reimburse Lessor for the cost of such insurance upon request by Lessor. From June 26, 2024 (or such other date as mutually agreed by the parties) and continuing for the balance of the Lease Term, Lessee, at its sole cost and expense, shall maintain the following coverages:

(i) General Liability Insurance written on an occurrence basis form, insuring against liabilities arising from bodily injury, death and property damage with limits no less than Five Million Dollars ($5,000,000) per occurrence and in the aggregate, with it being understood and agreed that while the structure of the General Liability Insurance program is not dictated, that the General Liability Insurance can consist of a Commercial General Liability Policy, with any excess coverage being provided by Umbrella and follow-form Excess Insurance with the Umbrella and follow-form Excess Insurance being excess of the Commercial General Liability, Automobile Liability and Employer’s Liability insurance required herein. Without limiting this Section, this General Liability Insurance shall include the following extensions, commonly known as products & completed operations, broad form property damage, occurrence property damage; blanket contractual liability; cross liability and severability of interests clause; Lessee’s Legal Liability; sudden and accidental pollution; personal and advertising injury; owners and contractors protective.

Lessee shall contractually require other parties conducting work on or about the Land and the Building on behalf of the Lessee to maintain General Liability Insurance written on an occurrence basis form, insuring against liabilities arising from bodily injury, death and property damage with limits no less than Five Million Dollars ($5,000,000) per occurrence and in the aggregate.

(ii) Workers’ Compensation Insurance covering all persons employed by Lessee in connection with any work done by Lessee on or about the Land and the Building on behalf and at direction of Lessee and Lessee shall contractually require all other parties conducting work on or about the Land and the Building on behalf of the Lessee maintain Workers’ Compensation Insurance covering all persons employed by such other parties with respect to which claims for death or bodily injury from workers of the Lessee or other parties conducting work on or about the Land and the Building could be asserted against Lessor, Lessee, the Land or the Building.

(iii) Business Interruption Insurance in amounts sufficient to cover Rent and Additional Rent under this Lease for a period of not less than fifteen (15) months.

(iv) Employer’s Liability Insurance with limits of $1,000,000 per occurrence, covering all persons employed by Lessee in connection with the use of the Land and Building.

(v) Automobile Liability Insurance, including coverage for all owned, leased, and hired vehicles, insuring against liabilities arising from bodily injury, death and property damage, with policy limits of at least $2,000,000 for each occurrence.

(vi) Property and Equipment Breakdown Insurance insuring the Building, the Building’s heating, air conditioning and ventilation (HVAC) equipment, and all alterations, rebuilding, replacements and additions thereto, against direct physical loss or damage in the minimum arising from or caused or resulting by fire, lightning, explosion, vandalism, malicious mischief, sprinkler leakage (if sprinklered), flood, windstorm, earthquake and such other hazards or risks, consistent with the standard property and equipment breakdown insurance program in an amount at least equal to 100% of the then “full replacement cost” of the Building. The term “full replacement cost” shall mean the actual replacement cost of the Building. Nothing contained in this Lease shall be construed so as to require Lessee to maintain earthquake insurance coverage.

(vii) Property Insurance for Lessee’s FF&E, equipment, fixtures and other improvements installed and/or used in connection with Lessee’s business and operations and/or all alterations, rebuilding, replacements and additions to Lessee’s equipment, fixtures and other improvements, upon the Lessee taking occupancy of the Building, against direct physical loss or damage in the minimum arising from or caused or resulting by fire, lightning, explosion, vandalism, malicious mischief, sprinkler leakage (if sprinklered), flood, windstorm, earthquake and such other hazards and risks consistent with the standard property insurance program that a prudent occupant of a building of a similar nature to the Building would maintain, or as Lessee’s lenders may reasonably require (“Lessee’s Property Insurance”). Lessee’s Property Insurance shall also include business interruption insurance for loss arising out of any of the occurrences covered by such Property Insurance in an amount that is adequate to cover Rent and Additional Rent, as required in Section 8(A)(iii).

(B) Insurance required in Section 8(A)(i) and (iv) shall: (a) be primary and non-contributory with any insurance which may be obtained or maintained by Lessor; and (b) shall name Lessor and COMIDA as additional insureds.

All insurance required in Section 8(A) shall to the extent allowed by law, include by endorsement or otherwise, waiving insurers’ rights of subrogation against the Lessor and COMIDA.

9. CASUALTY.

(A) In the event the whole or any part of the Building is damaged or destroyed during the Lease Term by fire or other casualty (“Casualty”), such that it amounts to twenty five percent (25%) or more of the then replacement cost of the Building, this Lease may be terminated at the election of Lessee, provided that notice of such election is delivered to Lessor within sixty (60) days after the occurrence of the Casualty. If Lessee so terminates this Lease, (i) Lessee shall, only if requested by Lessor in writing within thirty (30) days of notice of election to terminate, raze any designated remaining portion of the Building, remove all debris, and grade and landscape the Land, and (ii) Lessee shall, in any event and at Lessee’s cost and expense, fully implement and complete any Remedial Work (as hereinafter defined) necessary to remove or remediate any Lessee Hazardous Materials (as hereinafter defined) in full compliance with all Environmental Laws (hereinafter defined). The insurance proceeds payable as a result of such Casualty shall be paid as follows: (i) first, to pay to Lessor any Unpaid Construction Costs; (ii) next, to reimburse Lessee for the costs and expenses of the foregoing work; (iii) next, to pay any Leasehold Mortgagee all amounts due and owing to it under its loan documents, (iv) next, to the Lessor to pay all Rent due and owing until the expiration date of the then current Original Term or Renewal Term, as the case may be, and other sums due under this Lease; (v) next, to Lessee to reimburse Lessee for the unamortized value of the Building and Lessee’s FF&E; and (vi) the balance remaining to Lessee; and the parties shall be released hereunder, each to the other, from all liability and obligations thereafter arising.

(B) Unless the Casualty shall have been caused by the grossly negligent acts or omissions of Lessor, Lessee shall not be entitled to any compensation or damages from Lessor for the loss of the use of the whole or any part of the Building and/or for any inconvenience or annoyance occasioned by any such damage or destruction.

(C) In the event Lessee shall not elect to terminate this Lease as provided in Section 9(A) above, Lessee shall, within one (1) year of such Casualty, fully repair or reconstruct the Building to its condition as of the Term Commencement Date.

10. CONDEMNATION.

(A) In the event that the Land or the Building are rendered substantially and permanently unusable for the Use by reason of the taking by any public authority under the power of eminent domain, or eminent domain or in a condemnation or by conveyance made in response to the threat of the exercise of the right eminent domain or condemnation (in any case, a “Taking”), Lessor and Lessee shall have the rights set forth in this Section 10.

(B) If the Taking results in all of the Land or the Building being taken, or if so much of the Land or the Building are taken that the Land or the Building (even if the restorations described herein were to be made) cannot be used by Lessee for the Use, then this Lease will end on the earlier of the vesting of title to the Land in the condemning authority, or the taking of possession of the Land by the condemning authority (in either case the “Ending Date”). If this Lease ends according to this Section 10, prepaid Rent will be appropriately prorated to the Ending Date.

(C) If, after a Taking, so much of the Land and the Building remains that the Land and the Building can be used substantially for the Use, then (i) this Lease will end on the Ending Date as to the part of the Land or the Building which is taken, (ii) prepaid Rent will be appropriately allocated to the part of the Land or the Building which is taken and prorated to the Ending Date, and (iii) beginning on the day after the Ending Date, Rent for so much of the Land as remains will be reduced in the proportion of the Land area remaining after the Taking to the area of the Land before the Taking.

(D) Upon the occurrence of a Taking, Lessor and Lessee agree that Lessee shall receive that portion of the award or compensation allocable to the leasehold estate, all awards (collectively, the “Taking Awards”) for the Building and any award for relocation expenses, if and upon successful prosecution by Lessee of claims for the Taking Awards. Lessee shall prosecute Lessee’s own claims by separate proceedings against the condemning authority for damages legally due to Lessee (such as the loss of the Building and Lessee’s FF&E which Lessee was entitled to remove and moving expenses).

(E) If the Taking is for an emergency or other temporary condition and does not involve a Taking under Section 10(A) above ( a “Temporary Taking”), then this Lease will continue in full force and effect without any abatement of Rent, but the Taking Award payable with respect to any period of time prior to the expiration or sooner termination of this Lease will be paid to Lessor and the public authority or its designee will be considered a subtenant of Lessee. Lessor will apply the Taking Award received to the Rent due from Lessee for that period. Lessee will pay Lessor any deficiency between the Taking Award and the amount of the Rent, and Lessor will pay Lessee any excess of the amount of the Taking Award over the amount of the Rent.

(F) Lessor and Lessee shall immediately notify the other of the commencement of any eminent domain, condemnation, or other similar proceedings with regard to the Land or the Building. Lessor and Lessee covenant and agree to fully cooperate in any condemnation, eminent domain, or similar proceeding in order to maximize the total Taking Award receivable in respect thereof.

11. ASSIGNMENT AND SUBLETTING.

(A) Provided that no Default has occurred and is continuing, Lessee shall have the right to assign this Lease or sublet the Land or Building (i) without the prior consent of the Lessor, to any parent, subsidiary, or affiliated company of Lessee, whether now existing or hereafter created, that shall continue to use the Land and Building for the Use, or (ii) to any other operator that shall continue to use the Land and Building for the Use, and that has either: (a) a minimum Net Worth (as defined below) or market capitalization of One Hundred Million Dollars ($100,000,000); or (b) EBITDA (earnings before interest, taxes, depreciation and amortization) of at least Ten Million Dollars

($10,000,000) per year, as demonstrated to Lessor’s reasonable satisfaction. Upon an assignment under Section 11(A)(i) or (ii) of this Lease, and, in such event and provided that the assignee assumes by written instrument satisfactory to Lessor all of Lessee’s obligations under this Lease, Lessee shall be released from liability under this Lease. Otherwise, Lessee shall have the right (with the prior, written consent of the Lessor, which consent shall not be unreasonably withheld, conditioned, or delayed) to assign this Lease or sublet the Land or Building to any other person or entity, provided, however, that Lessee shall remain liable under this Lease from and after the date of such assignment or subletting, and guarantee such obligation. As used herein, the term “Net Worth” means the excess of total assets over total liabilities, in each case as determined through audited financial statements and in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises.

(B) Anything to the contrary in this Lease notwithstanding, a change of control of Lessee or its parent, or their subsidiaries or affiliated companies, whether by way of merger, sale, acquisition, stock offering, financing, re-financing, buy-out, operation of law, or otherwise, shall not be deemed an assignment or subletting within the meaning of this Lease, and shall not affect or derogate from Lessee’s duties and obligations hereunder.

(C) Lessor shall have the right to assign this Lease, including a collateral assignment of this Lease. Upon delivery to Lessee of an assignment of this Lease whereby Lessor’s assignee agrees to assume all of the obligations of Lessor hereunder, Lessor shall be relieved of all duties and obligations under this Lease.

12. COMPLIANCE WITH LAWS.

As of the Term Commencement Date, the parties acknowledge and agree that Lessor delivered the Building in compliance with all governmental codes, regulations and requirements and in good condition. Lessor has satisfied itself that the Initial Use complies with all applicable building and zoning laws and with all other laws, statutes, ordinances, orders, rules, regulations, codes, determinations, permits, licensing, rules of common law, and requirements, including the rules, orders and regulations of any national or local Board of Fire Underwriters or any other body hereafter constituted exercising similar functions (collectively, “Laws”) of any federal, state and municipal legislative, executive or judicial body, branch or jurisdiction, with jurisdiction over the Land, the Building, or activities conducted thereon or therein, and including any departments, agencies, commissions, boards, bureaus, instrumentalities or authorities of any of them which exercises jurisdiction over any such property (“Governmental Authority”). In furtherance thereof: (a) Lessee shall promptly correct, at Lessee’s sole cost and expense, any violation of Laws with respect to the Land or the Building to the extent such violation arises on or after the Term Commencement Date; and (b) Lessor shall promptly correct, at Lessor’s sole cost and expense, any violation of Laws with respect to the Land (but not the Building), to the extent such violation existed prior to the Term Commencement Date except for any violations of Laws arising from Lessee’s Activities.

13. PRIORITY AND ATTORNMENT.

(A) With the sole exception of the COMIDA/Dev 1 Lease Agreement and the COMIDA/Dev 1 Leaseback Agreement, this Lease shall at all times be and remain prior and paramount to the lien or charge of all ground or underlying leases and any mortgage, collateral assignment or similar security interest in Lessor’s interest in this Lease or in the Land (hereafter referred to as a “Security Instrument”). Lessee agrees that if another lessor or the holder of a Security Instrument shall succeed to the interest of Lessor in this Lease or in the Land, then Lessee will recognize said lessor, holder, beneficiary or person as Lessor under the terms of this Lease, provided that said lessor, holder, beneficiary or other person, during the period in which it shall be in ownership of the Land, and thereafter its successors in interest, shall assume all of the obligations of Lessor hereunder. It is further understood and agreed that any purchaser taking title to the Land by reason of such foreclosure (or deed in lieu thereof) shall take title subject to the foregoing conditions of this Section 13.

(B) Anything to the contrary set forth herein notwithstanding, in the event Lessor shall default under any Security Instrument affecting the Land, as evidenced by a final, non-appealable order of a court with jurisdiction over such matter, Lessee shall have the right, but not the obligation, to cure such default, and deduct any and all amounts expended in curing such default from any amounts owed by Lessee to Lessor or any person claiming by, through, under, or by virtue of Lessor under this Lease.

14.	LEASEHOLD MORTGAGE.

(A) Lessee may from time to time, and with the prior, written notice to Lessor, secure financing, debt offering, or general credit lines from banks, insurance companies, governmental or quasi-governmental entities or other lenders (hereinafter, a “Leasehold Mortgagee”), granting to such Leasehold Mortgagee as security for such financing, debt offering or general credit lines a mortgage encumbering Lessee’s leasehold interest in the Land (which may include a collateral assignment of Lessee’s leasehold interest in the Land with rights of reassignment and/or a security or mortgage interest in the Building and the personal property of Lessee) (hereinafter a “Leasehold Mortgage”).

(B) Upon the written request of Lessee delivered as a notice in accordance with this Lease, Lessor agrees to execute such documents or instruments as shall evidence Lessor’s consent to a Leasehold Mortgage and/or security interest in Lessee’s leasehold interest under this Lease and Lessee’s FF&E, including but not limited to Lessee’s conditional assignment of this Lease to Leasehold Mortgagee, and Lessor will enter into good faith negotiations with Leasehold Mortgagee for the creation of a non-disturbance and recognition agreement and estoppel (a “Lessee SNDA”), if required by Leasehold Mortgagee, which Lessee SNDA shall provide to Leasehold Mortgagee the same rights to notice of and time to cure any default of Lessee as provided to Lessee under the provisions of this Lease. Lessor and Lessee agree to execute or make such further modifications or amendments to this Lease as a prospective or existing holder of any Leasehold Mortgage may reasonably request, provided that no such modification or amendment shall require Lessor to subordinate or encumber the Lessor’s fee interest in the Land to such Leasehold Mortgage and no such modification or amendment shall materially and adversely modify the material terms of this Lease or Lessor’s rights or remedies hereunder. A failure of Lessor to respond in writing to such a request for consent within thirty (30) business days of such initial request and within five (5) days following a subsequent written “reminder” request shall be deemed consent by Lessor to such request or an acceptance of such document, as the case may be.

(C) Lessor shall give to Leasehold Mortgagee (provided that Leasehold Mortgagee shall have given to Lessor a notice specifying such holder’s name and address) a copy of any notice, consent, approval, request, demand or communication given to Lessee under this Lease at the same time as and whenever any such notice shall thereafter be given by Lessor to Lessee.

(D) If Lessor shall give any such notice, then Leasehold Mortgagee shall (provided that it notifies Lessor of its intention to do so) thereupon have the right to remedy an Event of Default or to cause such Event of Default to be remedied within the same time period available to Lessee hereunder. Lessor will accept performance by Leasehold Mortgagee with the same force and effect as though performed by Lessee. No such Event of Default shall be deemed to exist and Lessor shall not exercise any rights Lessor may have as a result of such Event of Default as long as such holder shall cure, if a cure is possible, the claimed Event of Default. Under all circumstances, a Rent Default and a Reimbursement Default be deemed to be an Event of Default for which a cure is possible.

15. SURRENDER UPON TERMINATION.

Lessee shall, on the expiration or earlier termination of the Lease Term, surrender to Lessor the Land free of all claims, liens, and encumbrances, leases, tenancies and rights of occupancy of all parties and in substantially the same condition and repair as the same were in at the Term Commencement Date, reasonable wear and tear excepted. Upon termination and surrender to Lessor, Lessee shall remove all Lessee’s FF&E, including anything within the envelope of the Building, and decommission the Building if required by applicable Laws. Upon Lessee vacating the Land, Lessee shall: (i) deliver to Lessor the Building in a safe, “broom clean” and sanitary condition and in compliance with Laws; (ii) deliver to Lessor all keys, parking, and access cards to the Land and the Building; and (iii) remove all signage placed on the Land. Thereafter, the Building shall become the property of Lessor.

16. EVENTS OF DEFAULT.

(A) The following events shall be deemed to be a default by Lessee under this Lease (each an “Event of Default”): (i) Lessee shall fail to pay any installment of the Rent or Additional Rent (other than the Unpaid Construction Costs addressed below) within fifteen (15) days after written notice from Lessor (a “Rent Default”); (ii) Lessee shall fail to pay to Lessor the Unpaid Construction Costs in full on or before March 1, 2026 (a “Reimbursement Default”); or (iii) Lessee shall fail to comply with any other term, covenant, or condition of this Lease (other than a Rent Default) (“Non-Rent Default”) and such failure remains uncured for forty-five (45) days after written notice thereof to Lessee, provided that, if the nature of the Non-Rent Default is such that it cannot reasonably be cured within said forty-five (45) day period, and/or if Lessee commences an action to cure such Non-Rent Default during such forty-five (45) day period, and thereafter diligently continues to prosecute such cure, Lessee’s time to cure such Non-Rent Default shall be extended for such additional period as may be reasonably necessary for that purpose.

(B) Upon the occurrence of an Event of Default, Lessor, without additional notice to Lessee in any instance (except where expressly provided for below or by applicable law) may do any one or more, or none, of the following:

(i) in the case of a Rent Default that occurs after payment of the Unpaid Construction Costs, obtain a judgment of court of competent jurisdiction for damages in the amount any unpaid Rent together with interest compounded at the rate of one and one half percent (1.5%) per month until fully satisfied (the “Default Rate”). The intention of the parties being to conform strictly to the usury laws now in force or hereafter in effect in New York State. Whenever any provision herein provides for payment by Lessee to Lessor of interest at a rate in excess of the legal rate permitted to be charged, such rate herein provided to be paid will be deemed reduced to such legal rate.

If a judgment under this Section 16(B)(i) remains unpaid, including all additional interest, fees, and costs, for a period of six (6) months after entry, Lessor may elect to terminate this Lease and the tenancy created hereby and immediately reenter and take possession of the Land and Building, by summary proceedings, and remove Lessee and all other persons and property from the Land and Building, and store such property in a public warehouse or elsewhere at the cost of and for the account of Lessee without Lessor being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby, provided that Lessor does not act with gross negligence or willful misconduct. Lessor has the right to take all self-help steps available to secure the Land and Building and prevent waste of the Land and Building or any of the items on the Land or in the Building.

(ii) in the case of a Non-Rent Default, obtain an order of a court of competent jurisdiction compelling Lessee’s performance hereunder, and in the event Lessee does not thereafter cure said Non-Rent Default, Lessor may act to cure said Non-Rent Default and recover all associated and reasonable costs and expenses from Lessee as Additional Rent.

(iii) in the case of a Rent Default occurring prior to payment of the Unpaid Construction Costs or in the event of a Reimbursement Default, elect to terminate this Lease and the tenancy created hereby and immediately re-enter and take possession of the Land and Building, by summary proceedings, and remove Lessee and all other persons and property from the Land and Building, and store such property in a public warehouse or elsewhere at the cost of and for the account of Lessee without Lessor being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby, provided that Lessor does not act with gross negligence or willful misconduct. Lessor has the right to take all self-help steps available to secure the Land and Building and prevent waste of the Land and Building or any of the items on the Land or in the Building.

(iv) in the case of an Event of Default under Sections 16(B)(i) or 16(B)(iii): (I) accelerate all Rent and Additional Rent (including any portion of the Unpaid Construction Costs which remains unpaid) due for the balance of the Term and declare the same to be immediately due and payable, in which case Rent and Additional Rent shall be computed in accordance with Section 16(C) below; and (II) exercise any other legal or equitable right or remedy which it may have.

All remedies set forth herein are intended to be cumulative and Lessor shall have the right to exercise any one or more of same in its discretion.

(C) If this Lease is terminated by Lessor pursuant hereto, Lessee nevertheless shall remain liable for any and all Rent and Additional Rent computed in accordance with this Section 16(C), and any portion of the Unpaid Construction Costs which remains unpaid, and damages which may be due or sustained, or would have been due but for such termination, for and throughout the balance of the Term, all reasonable costs, fees and expenses including, but not limited to, reasonable attorneys’ fees, costs and expenses incurred by Lessor in pursuit of its remedies hereunder, or in renting the Land and Building to others from time to time, and additional damages (all such Rent, Additional Rent, and any portion of the Unpaid Construction Costs which remains unpaid, damages, costs, fees and expenses being referred to herein as “Termination Damages”). The calculation of the Rent component of Termination

Damages shall be an amount equal to the present worth (as of the date of such termination) of Rent and Additional Rent which, but for termination of the Lease, would have become due during the remainder of the Term, less the fair rental value of the Land and Building from the date Lessor shall recover possession of the Land and Building over such remainder of the Term, in which case such Termination Damages shall be payable to Lessor in one lump sum on demand and shall bear interest at the Default Rate until paid. For purposes of this Section 16(C), “present worth” shall be computed by discounting such amount to present worth at a discount rate equal to one percentage point above the discount rate then in effect at the Federal Reserve Bank nearest to the location of the Land Building.

If such termination shall take place after the expiration of two (2) or more calendar years following the Restatement Date then, for purposes of computing the Termination Damages, the Additional Rent payable with respect to each Lease Year following termination (including the Lease Year in which such termination shall take place) shall be conclusively presumed to be equal to the average Additional Rent payable with respect to each complete Lease Year preceding termination. If such termination shall take place before the expiration of two (2) Lease Years following the Restatement Date then, for purposes of computing the Termination Damages, the Additional Rent payable with respect to each Lease Year following termination (including the Lease Year in which such termination shall take place) shall be conclusively presumed to be equal to twelve (12) times the average monthly payment of Additional Rent due prior to such termination. Rental and Termination Damages shall be due and payable immediately upon demand by Lessor following any termination of this Lease pursuant hereto.

ANYTHING TO THE CONTRARY HEREIN NOTWITHSTANDING, IN THE EVENT LESSEE SHALL VOLUNTARILY SURRENDER THE BUILDING TO LANDLORD FREE AND CLEAR OF ALL LIENS AND ENCUMBRANCES, IN GOOD CONDITION AND REPAIR, VACANT AND BROOM CLEAN EXCEPT FOR ANY RACKING SYSTEMS LANDLORD SHALL REQUIRE TO REMAIN, AND LESSEE SHALL EXECUTE AND DELIVER TO LESSOR SUCH DOCUMENTS AS LESSOR SHALL REQUIRE RATIFYING AND CONFIRMING SUCH SURRENDER, LESSOR SHALL WAIVE ALL TERMINATION DAMAGES OTHERWISE DUE LESSOR.

(D) Anything to the contrary herein notwithstanding, Lessor hereby expressly waives any and all rights granted by or under any present or future laws (whether common law, statutory, or otherwise) in the nature of distraint for rent, including without limitation any so-called “landlord’s lien”, or which grant an automatic, priming, priority, or super-priority lien with respect to Lessee’s FF&E on account of unpaid Rent or on account of the landlord-tenant relationship of the Lessor and Lessee.

(E) Notwithstanding anything contained in this Lease to the contrary, in no event shall either Lessor or Lessee be obligated for any special, consequential, or punitive damages of any kind.

(F) In the event an action is commenced under this Section 16, Lessee shall not materially alter the Land or Building.

(G) If this Lease is terminated pursuant to this Section 16, Lessee shall be responsible for surrendering the Land and Building in accordance with Section 15 of this Lease. If Lessee fails to comply with Section 15, Lessor shall be permitted to remove all Lessee’s FF&E, including anything within the envelope of the Building, and decommission the Building if required by applicable Laws. Lessee shall be responsible for any costs incurred by Lessor in connection with such actions.

17. CHARGES ON PAST DUE OBLIGATIONS.

In the event any amount due from Lessee to Lessor or from Lessor to Lessee is not paid when due, and the time for curing said non-payment has expired, such amount shall bear interest at the Default Rate of one and one half percent (1.5%) per month from the date due until fully paid, as Additional Rent, but the payment of such interest shall not excuse or cure any Event of Default by Lessee under this Lease. The intention of the parties is to conform strictly to the usury laws now in force or hereafter in effect in New York State. Whenever any provision herein provides for payment by Lessee to Lessor of interest at a rate in excess of the legal rate permitted to be charged, such rate herein provided to be paid will be deemed reduced to such legal rate.

18. HOLDING OVER BY LESSEE.

If Lessee shall remain in possession of the Land after the expiration or earlier termination of the Lease Term, then Lessee shall be deemed to be a lessee of the Land on a month-to-month basis, cancelable upon thirty (30) days’ notice from Lessor, subject to all the terms and provisions hereof, except the Rent and Additional Rent for such month to month tenancy will be one hundred fifty percent (150%) of the Rent and Additional Rent payable prior to expiration.

19. COVENANT OF QUIET ENJOYMENT.

Lessor hereby covenants that Lessee shall at all times during the Lease Term during which Lessee shall not be in default hereunder beyond applicable notice and cure periods, peaceably and quietly enjoy the Land without any disturbance from Lessor or from any party claiming by, through or under Lessor.

20. EASEMENTS AND SIGNAGE.

Upon request of Lessee, Lessor will join with Lessee in the granting of any easements or rights-of-way, in recordable form, that may reasonably be required on or over the Land, or any of Lessor’s lands adjoining the Land, for utility purposes and for non-exclusive parking, vehicular and pedestrian access to construct, install, service, maintain, operate or repair such utilities, including driveways and curb cuts, and Lessor will execute and acknowledge an appropriate instrument or instruments evidencing such easements or rights-of-way, all at Lessee’s sole expense. Lessor hereby grants to Lessee, any parent, subsidiary, affiliated company or tenant of Lessee, whether now existing or hereafter created, and any successors and/or assigns of Lessee, and their shareholders, officers, directors, agents, partners, members, employees, representatives, consultants, contractors, and business invitees (collectively, the “Lessee Parties”), the right, at Lessee’s sole cost and expense, to install on the Building and the Land maximum signage permitted by Laws. Lessor shall grant easements to the Lessee Parties, in recordable form, for access to the Land and to all signage on the Land and the Building which shall include the right to lay and maintain electric or other utility lines to such signs within the boundaries of the Land. Lessee shall properly repair any parking lot curb cuts that may be damaged during the installation of any Lessee’s signage. Lessor, at no additional cost, shall assist Lessee in acquiring such permits, license, or approvals as are necessary for the installation of such signage. No grant or consent under this Section 20 shall be available or required, unless such easement, right-of way, or other right or interest reverts to the ownership and benefit of the Lessor after the expiration of the Lease Term or earlier termination of this Lease.

21. ESTOPPEL CERTIFICATE.

Lessor and Lessee, upon ten (10) business days prior written request, will, to the extent the same shall be accurate or noting any inaccuracy, execute, acknowledge and deliver to the other a statement in writing and in form and substance as shown on Exhibit D attached hereto and made a part hereof, executed by an appropriate officer of Lessor or Lessee, respectively.

22. EXCUSE FOR NONPERFORMANCE.

Except for the payment of Rent, Additional Rent, and Unpaid Construction Costs by Lessee, if either party hereto shall be delayed or prevented from the performance of any act required hereunder by reason of acts of God, Laws, natural phenomena (such as extreme weather), acts of war or public disorders, civil disturbances, riots, insurrection, epidemic, pandemic (including, but not limited to the COVID-19 virus), unusual delay in transportation, terrorist acts, strikes or labor disputes (except strikes or labor disputes caused by employees of the affected party or as a result of such party’s failure to comply with a collective bargaining agreement), acts, failures to act or orders of any kind of any Governmental Authority acting in its regulatory or judicial capacity, of inability of suppliers to provide essential materials, to the extent the materials were timely ordered and the unavailability of the materials could not reasonably have been foreseen or substitute materials obtained by the party asserting the excuse for performance, or other cause without fault and beyond the control of the party obligated (financial inability excepted); then upon written notice to the other party, the performance of such act shall be excused for the period of the delay and the period for the performance of such act shall be extended for a period equivalent to the period of such delay, provided, however, that Lessee or Lessor shall exercise its commercially reasonable efforts to remedy any such cause of delay or cause preventing performance.

23. NOTICES.

Notices under this Lease shall be sent by a national overnight courier with a tracking system and addressed to the parties hereto at the respective addresses set out opposite their names below or at such other address as they have theretofore specified by written notice delivered in accordance herewith:

Lessor:	PIKE CONDUCTOR DEV I, LLC, or its designee

c/o Conductor Property Management

1010 Lee Road

Rochester, New York 14606

United States

Attention: [XXX]

With copy to: General Counsel at the same address.

Lessee:	LI-CYCLE NORTH AMERICA HUB, INC.

55 McLaughlin Road

Rochester, NY 14615

Attention: VP Finance

With a copy to:

Li-Cycle Holdings Corp.

207 Queens Quay West, Suite 590

Toronto, Ontario M5J 1A7

Canada

Attention: General Counsel

24. ENTIRE AGREEMENT; SUPERSEDES EXISTING SUBLEASE AGREEMENT.

This Lease sets forth the entire agreement between the parties regarding the subject matter covered herein, and expressly amends, restates, replaces, and supersedes the Existing Sublease Agreement (including the Sublease Commencement Agreement) in its entirety as of the Restatement Date and the terms and conditions of this Lease control in all respects and circumstances on and after the Restatement Date. No amendment or modification of this Lease shall be binding or valid unless expressed in writing and executed by all parties hereto.

Lessor and Lessee represent, covenant, and agree that any existing Events of Default under the Existing Sublease Agreement and any conditions which, with the passage of time, the giving of notice, or both, would constitute an Event of Default under the Existing Sublease Agreement, have by execution of this Lease been waived or cured to the satisfaction of Lessor or have otherwise been addressed and satisfied in full pursuant to this Lease.

Lessor and Lessee intend that this Lease be treated as a true lease for U.S. federal income tax purposes and New York State taxation purposes.

25. SECTION HEADINGS.

The Section headings contained in this Lease are for convenience only and shall in no way enlarge or limit the scope of meaning of the various and several paragraphs hereof.

26. BINDING EFFECT.

All of the covenants, agreements, terms and conditions to be observed and performed by the parties hereto shall be applicable to and binding upon their respective successors and, to the extent assignment is permitted hereunder, their respective assigns.

27. WAIVER.

(A) One (1) or more waivers of any covenant or condition by Lessor shall not be construed as a waiver of a subsequent breach of the same covenant or condition, and the consent or approval by Lessor to or of any act by Lessee requiring Lessor’s consent, or approval shall not be deemed to render unnecessary Lessor’s consent or approval to or of any subsequent similar act by Lessee. No breach of a covenant or condition of this Lease shall be deemed to have been waived by Lessor unless such waiver is in writing, signed by Lessor.

(B) One (1) or more waivers of any covenant or condition by Lessee shall not be construed as a waiver of a subsequent breach of the same covenant or condition and the consent or approval by Lessee to or of any act by Lessor requiring Lessee’s consent, or approval shall not be deemed to render unnecessary Lessee’s consent or approval to or of any subsequent similar act by Lessor. No breach of a covenant or condition of this Lease shall be deemed to have been waived by Lessee unless such waiver is in writing, signed by Lessee.

28. MEMORANDUM OF LEASE.

Simultaneously with the execution of this Lease and from time to time thereafter upon request by Lessee, Lessor and Lessee, at Lessee’s sole cost and expense, will execute a Memorandum of Lease in a form acceptable for filing or recording and substantially in form and content as set forth on Exhibit E attached hereto and made a part hereof, setting forth the legal description of the Land, the material terms of this Lease, including, but not limited to, the Renewal Options and the Option to Purchase or any other provisions hereof (excepting the rental provisions) as either party may request, and such other terms and provisions as may be required by Laws to be included in such Memorandum of Lease, and Lessee shall then release the existing memorandum and any related documents and record the new Memorandum of Lease.

29. GOVERNING LAW.

This Lease shall be exclusively governed by and construed in accordance with the laws of the State of New York wherein the Land is located, and the United States of America, without giving effect to such State’s choice of law rules. The parties further agree that any legal proceedings, suit, action, arbitration, or proceeding related to this Lease (“Proceedings”) shall be submitted exclusively to and brought before the appropriate state and/or federal courts in the County of Monroe, State of New York. The parties acknowledge that this Lease has been prepared, negotiated, executed, and entered into as a contract in the State of New York. The parties further acknowledge that they are knowingly submitting to the jurisdiction of the said state and the state and/or federal courts therein. The parties further acknowledge that the terms of this Section have been fully and fairly bargained for. Nothing in this Lease precludes either party from bringing any such Proceedings in any other jurisdiction if (A) the courts of the State of New York lack jurisdiction over the parties or the subject matter of the Proceedings or decline to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; or (C) any Proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under this Lease, the party (1) joins, files a claim, or takes any other action, in any such suit, action, arbitration or proceeding, or (2) otherwise commences any such suit, action, arbitration or proceeding in that other jurisdiction as the result of that other suit, action, arbitration or proceeding having commenced in that other jurisdiction. All costs and fees incurred by Lessor, including reasonable attorneys’ fees, shall be included as part of the damages resulting from a successful action to enforce Lessor’s rights under this Lease, and shall be deemed Additional Rent to the extent not paid in accord with any decision of the Court. All costs and fees incurred by Lessee, including reasonable attorneys’ fees, shall be included as part of the damages resulting from a successful action to enforce Lessee’s rights under this Lease, and shall offset Rent to the extent not paid in accord with any decision of the Court.

30. TIME OF ESSENCE.

Time is of the essence in each and every provision of this Lease.

31. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF LESSOR.

Lessor represents, warrants, and covenants that, as of the Restatement Date:

(A) Lessor is the owner of the Land in fee simple absolute, free and clear of all encumbrances except Permitted Encumbrances.

(B) There is no action, suit, proceeding, or investigation pending or known to be threatened against Lessor that challenges or questions the legality or validity of this Lease or any transactions contemplated hereby.

(C) Lessor has full right, power and lawful authority to execute, deliver and perform Lessor’s obligations under this Lease for the Lease Term, in the manner and upon the conditions and provisions herein contained and to grant the estate herein demised, with no other person needing to join in the execution hereof in order for this Lease to be binding on all parties having an interest in the Land: the execution and delivery of this Lease by Lessor and the due consummation of the transactions contemplated hereby constitute a valid and binding agreement of Lessor; neither the execution and delivery of this Lease nor the consummation by Lessor of the transactions contemplated hereby will constitute any known violation of any applicable provisions of Laws, result in the breach of, or the imposition of any lien on, or constitute a default under, any indenture or bank loan or credit agreement, license, permit, trust, custodianship or other restriction, which violations, breach, imposition of lien of default would affect the validity of this Lease.

(D) Lessor represents and warrants there are no unpaid contractors, materialmen, architects, surveyors, or other professional or other tradesmen engaged by Lessor with claims for payment in connection with the construction of the Building that are collectively in excess of the Unpaid Construction Costs (collectively, “Excess Construction Claims”). Lessor shall indemnify and hold Lessee harmless from and against any Excess Construction Claims.

(E) Lessor shall not construct or permit to be constructed any improvements on any adjacent lands now owned or hereafter acquired by Lessor which would materially obstruct or materially interfere with the Use or materially adversely impact Lessee’s access to the Land and Building.

(F) To Lessor’s knowledge, but without independent investigation, the Land is zoned IG (General Industrial) with EDIO (Economic Development Overlay).

(G) There are no leases, easements, and/or tenancies, or other agreements that impair Lessee’s Initial Use that are not disclosed in the public record.

(H) Lessor shall not cause through its acts or omissions any encumbrances against the Land other than Permitted Encumbrances and other than encumbrances arising from or relating to actions of the Lessee. Except as provided in Section 38, Lessor shall promptly pay all obligations secured by encumbrances against the Land. In lieu of paying amounts under the Security Instruments, Lessor may provide a surety bond or other adequate security in accordance with applicable Laws.

(I) Lessor has not received any notice, nor is it aware of any pending action to take by condemnation all or any portion of the Land.

(J) Lessor has received no notice and is not otherwise aware that the Land is, or will be, in violation of any local governmental rule, ordinance, regulation or building code, nor has Lessor received notice of any pending or threatened investigation regarding a possible violation of any of the foregoing.

(K) There is no litigation or investigations and there are no other Proceedings, pending or known to be threatened against Lessor, relating to the Land.

(L) Lessor shall reasonably cooperate with Lessee in connection with any building permits or any other governmental approvals as may be sought by Lessee and Lessee shall reimburse Lessor for its reasonable out-of-pocket expenses incurred in connection therewith.

(M) Lessor has provided a true correct and complete copy of the COMIDA/DEV 1 Lease Agreement and the COMIDA DEV 1 Leaseback Agreement to Lessee as of the Term Commencement Date, and the COMIDA/DEV 1 Lease Agreement and the COMIDA DEV 1 Leaseback Agreement are in full force and effect and have not been amended.

(N) If required by COMIDA, Lessor shall reasonably cooperate with Lessee’s efforts to cause COMIDA to consent or to enter into an amendment to the COMIDA/DEV 1 Lease Agreement and to the COMIDA DEV 1 Leaseback Agreement so as to give effect to the amendment and restatement of the terms of the Existing Sublease Agreement as a ground lease pursuant to the terms of this Lease, and as otherwise required from time to time to give effect to the terms of this Lease.

(O) All representations, warranties, and covenants herein made by Lessor shall be in full force and effect as of the Restatement Date, and shall survive such date until the expiration or sooner termination of the Lease Term of this Lease.

32. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF LESSEE.

Lessee represents, warrants, and covenants that, as of the Restatement Date:

(A) Lessee has full right, power and lawful authority to execute, deliver and perform its obligations under this Lease for the Lease Term, in the manner and upon the conditions and provisions herein contained and to hold the estate herein demised, with no other person needing to join in the execution hereof in order for this Lease to be binding on all parties having an interest in the Land; the execution and delivery of this Lease by Lessee and the due consummation of the transactions contemplated hereby constitute a valid and binding agreement of Lessee; neither the execution and delivery of this Lease nor the consummation by Lessee of the transactions contemplated hereby will constitute a violation of any applicable Laws, result in the breach of or the imposition of any lien on, or constitute a default under, any indenture or bank loan or credit agreement, license, permit, trust, custodianship or other restriction, which violations, breach, imposition of lien of default would affect the validity of this Lease.

(B) There is no litigation or investigation, and there are no other Proceedings, pending or known to be threatened against Lessee relating to the Land that challenges or questions the legality or validity of this Lease or any of the transactions contemplated hereby.

(C) Except for Lessor’s express representations, warranties, and covenants contained in this Lease, Lessee is entering into this Lease on an “as is, where is” basis, wholly in reliance on its own determination, including, but limited to, its own investigation, analysis, and independent determination of the condition of the Land, the appropriateness of the Land for the Initial Use, the legality of the Initial Use, and not in reliance upon any statement, whether oral or written, of Lessor regarding the Land.

(D) All representations, warranties, and covenants herein made by the Lessee shall be in full force and effect as of the Restatement Date, and shall survive such date until the expiration or sooner termination of this Lease.

33. ENFORCEMENT.

If either party hereto fails to perform its obligations under this Lease, or if a dispute arises concerning the meaning or interpretation of any provision of this Lease and any action or steps are taken in furtherance thereof including, but not limited to, the commencement of legal Proceedings arising out of, relating to, or based in any way on this Lease, including, without limitation, tort actions and actions for injunctive and declaratory relief, the defaulting party or the non-prevailing party in the dispute, as the case may be, shall pay any and all actual costs and expenses incurred by the prevailing party in enforcing or establishing its rights hereunder, including, without limitation, all court costs, all fees and costs incurred in any appellate process, and all actual attorney’s fees. Notwithstanding any judgment related to this Lease, the fees, costs, and expenses shifting provisions contained in this Section 33 shall be merged into such judgment, and shall survive the same and shall be binding and conclusive on the parties for all time. Post-judgment attorneys’ fees and costs incurred related to the enforcement of such judgment related to this Lease shall be recoverable hereunder in the same or separate actions.

34. INTERPRETATION.

This Lease shall not be construed in favor or against either party, but shall be construed as if all parties prepared this Lease.

35. COUNTERPARTS.

This Agreement may be executed in any number of counterparts with the same force and effect as if all signatures were appended to one document, each of which shall be deemed an original.

36. INVALIDITY.

If any provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and each provision of the Agreement shall be valid and enforceable to the fullest extent permitted by law.

37. CREATION OR MODIFICATIONS OF EASEMENTS.

Lessor covenants and agrees that during the Lease Term, Lessor shall not, under any circumstances create, grant, convey, extend, or terminate any easements, licenses, or rights of way to, for, or on the Land and/or Building, nor shall Lessor agree to do the same, without the prior written consent of Lessee, such consent shall not be unreasonably withheld, conditioned, or delayed.

38. DISCHARGE OF MECHANIC’S LIENS.

(A) With the exception of the mechanic’s lien listed in Schedule 1 attached hereto and filed in the office of the Count Clerk of the County of Monroe under Control # 202312070955:

(i) Lessor shall, at its own cost and expense, promptly discharge all liens and claims affecting or encumbering the Land and/or Building and which are related to work performed prior to the Rent Commencement Date by subcontractors, materialmen or suppliers engaged by Lessor, Pike Construction Services, Inc. or Pike Conductor JV 1, LLC, including, without limitation, those mechanic’s liens set forth on Schedule 1; and

(ii) Within ten (10) days of execution of this Lease, Lessor shall settle all amounts due to the contractors and suppliers retained in connection with construction of the Building and obtain from each such respective contractor and/or supplier executed full release(s) and satisfaction(s) of lien in the full amount of such liens (including without limitation those contractors listed in Schedule 1)). The foregoing releases shall be in a form acceptable to Lessee and shall contain a full release in favor of Lessee and its parent, affiliates, agents, consultants, predecessors, successors and assigns and insureds. Within five (5) days of the receipt by Lessor of such full releases, Lessor shall furnish to Lessee such original full releases and satisfactions of lien duly executed by said contractors and suppliers. Lessee may file the satisfactions of mechanic’s lien provided pursuant to this paragraph with the County Clerk where the respective liens are filed without further notice.

(B) Within ten (10) days of full payment of the Unpaid Construction Costs, Lessor shall release its notice of mechanic’s lien filed against the Land (in the amount of $5,068,288.23 and filed in the office of the Count Clerk of the County of Monroe under Control # 202312070955). Within ten (10) days of Lessee notifying Lessor in writing that it be will remitting the Unpaid Construction Costs, Lessor shall execute release of mechanic’s liens for $5,068,288.23 (filed in the office of the Count Clerk of the County of Monroe under Control # 202312070955) and shall deliver the same to counsel of Lessee (“Escrow Agent”), who shall hold the same in escrow until Escrow Agent shall receive written acknowledgment by Lessor of the full receipt of such Unpaid Construction Costs or the passage of thirty (30) days of payment in full of the Unpaid Construction Costs, whichever is later, provided, however, that in the event Lessor shall not receive payment in full of the Unpaid Construction Costs within three (3) business days of Lessor’s delivery to Escrow Agent of such releases, Escrow Agent shall immediately return such releases to Lessor upon written request by Lessor. Following receipt of such written acknowledgment or the passage of thirty (30) days from the full Unpaid Construction Costs, Escrow Agent may release such satisfaction of the lien to Lessee and Lessee may file such satisfactions of the lien in the office of the Clerk of Monroe County, New York. Lessor agrees to reasonably cooperate with Lessee to satisfy any requirements of the Monroe County Clerk in filing such satisfaction(s) of the lien(s).

(C) In the event Lessor shall receive written notice from COMIDA that the mechanic’s lien filed in the office of the Count Clerk of the County of Monroe under Control # 202312070955 constitutes an Event of Default under the COMIDA/DEV1 Lease Agreement or the COMIDA/DEV1 Leaseback Agreement, Lessor shall, within five (5) days of such written notice, cause such mechanic’s lien to be released. Such release shall not constitute a satisfaction, waiver or release of any sums claimed under such mechanic’s lien.

39. MUTUAL RELEASE AND STIPULATION OF DISCONTINUANCE RELATING TO THE PENDING LITIGATION IN NEW YORK STATE SUPREME COURT, MONROE COUNTY, INDEX NO. E2024001622.

Lessor and Lessee acknowledge and agree that this Lease memorializes additional terms that provide for the resolution of all matters in dispute as between the parties and hereby mutually release one another from any and all claims related to the Existing Sublease Agreement, up to and including the Restatement Date, including but not limited to Lessee’s claims that are the subject of the pending litigation captioned Li-Cycle North America Hub, Inc. v. Pike Conductor DEV 1, LLC, pending in New York State Supreme Court, Monroe County, Index No. E2024001622 (the “Lawsuit”); specifically excluded from this release, are not released, and survive execution of this Lease are all obligations specifically undertaken in this Lease or reaffirmed by any party in this Lease, including, but not limited to, the Unpaid Construction Costs and the reflection of the same in that mechanic’s lien listed in Schedule 1 filed in the office of the County Clerk of the County of Monroe under Control # 202312070955 in the amount of $5,068,288.23. Promptly following (i) the parties’ complete execution and delivery of this Lease and (ii) the delivery to Lessee of full releases and satisfactions of mechanic’s liens pursuant to Section 38(A)(ii), counsel for Lessor and Lessee shall execute and file the Stipulation of Discontinuance with Prejudice attached hereto as Exhibit G.

40. INTENTIONALLY OMITTED.

41. NO BROKER.

Lessee and Lessor represent and warrant to each other that neither party has had any contact or dealings regarding the Land, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker or other person who can claim a right to a commission or finder’s fee as a procuring cause of the transaction contemplated herein. Lessor and Lessee each agrees to indemnify the other and hold it harmless from all liabilities arising from claims from any brokers or finders, claiming to have dealt with Lessee or Lessor, as the case may be (which indemnification shall include, without limitation, reasonable attorney’s fees and costs). The foregoing indemnification shall survive the termination of this Lease.

42. HAZARDOUS MATERIALS.

(A) As used in this Lease the following terms shall have the following meanings:

(i) “Hazardous Material” means (1) any “hazardous material”, “hazardous waste”, “extremely hazardous waste”, “hazardous substance”, “extremely hazardous substance”, “emerging contaminant”, or “toxic substance” as those or similar terms are defined under any Environmental Laws (as defined below); (2) any asbestos or asbestos-containing materials, whether in a friable or non-friable condition; (3) any polychlorinated biphenyls (“PCBs”) or PCB- containing materials; (4) radon gas; (5) any other hazardous, radioactive, toxic, reactive, flammable or explosive material, substance, pollutant, or contaminant that is or becomes regulated by any Governmental Authority, including, without limitation, perflourooctanoic acid (“PFOA”) and perfluorooctanesulfonic acid (“PFOS”); and (6) any petroleum, petroleum hydrocarbon constituents, petroleum products or crude oil, and any by-products, fractions, wastes or derivatives thereof.

(ii) “Environmental Laws” means any and all Laws, or permits, licenses or approvals, of any Governmental Authority pertaining to health, safety or the environment now or hereafter in effect in any and all jurisdictions in which the Land is located, and any judicial or administrative order, consent decree or judgment relating to the environment or exposure, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, The Oil Pollution Act of 1990, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Toxic Substances Control Act, as amended, and other similar environmental conservation or protection laws (including, but not limited to, any judicial or administrative interpretation thereof).

(iii) “Release” shall have the same meaning as is ascribed to it in CERCLA.

(iv) “Remedial Work” means any tests, investigation, assessment, or monitoring of the Land’s environmental conditions, or any cleanup, containment, restoration, removal, remediation or other remedial activities performed with respect to Hazardous Material in, on, at, under, beneath or emanating from the Land.

(B) Lessee shall promptly notify Lessor (and all Governmental Authority, when required) of: (i) any enforcement, Remedial Work or other regulatory action taken or threatened by any Governmental Authority with respect to the presence of any Hazardous Material on the Land or the migration thereof from or to other real property; (ii) any demands or claims made or threatened by any third party relating to any loss, damage or injury resulting from any Hazardous Material; (iii) any Release, discharge or non- routine, improper or unlawful disposal, transportation or other management of any Hazardous Material on or from the Land; and (iv) any matters where Lessee is required under Environmental Law to give a notice to any Governmental Authority respecting any Hazardous Materials on the Land. Lessor shall have the right (but not the obligation) to join and participate, as a party, in any Proceedings affecting the Land initiated in connection with any Environmental Laws. Lessee shall have the absolute right, throughout the Lease Term, to conduct any and all environmental tests, monitoring, investigations and assessments of the Land that Lessee deems necessary or reasonable, including without limitation, Phase I and Phase II environmental site assessments conducted in accordance with ASTM testing standards.

(C) Lessee hereby agrees that, after the Term Commencement Date, Lessee shall be liable to third parties, including DEC, for all costs and expenses related to the use, generation, storage, treatment and disposal of Hazardous Material on the Land that results from Hazardous Materials brought onto the Land by or on behalf of Lessee (the “Lessee Hazardous Materials”), and Lessee shall give immediate written notice to Lessor of any violation or potential violation of the provisions of this Subsection (C) and shall, at Lessee’s sole cost, implement any Remedial Work required by DEC to remedy, remove and abate such violation or potential violation. Lessee shall to the fullest extent permitted by Laws indemnify, defend, and hold any Lessor Indemnified Persons harmless from and against any and all claims, demands, penalties, fines, liabilities, settlements, judgments, damages, losses, costs or expenses (including without limitation, reasonable attorneys’ and consultants’ fees, court costs and litigation expenses and any and all sums paid for settlement of claims) of whatever kind or nature, known or unknown, contingent or otherwise (“Claims”) (including, without limitation, a decrease in value of the Land, damages caused by loss or restriction of rentable or usable area of the Land or any damages caused by adverse impact on marketing of the Land), arising during or after the Lease Term and out of or in any way related to: (i) the presence, disposal, Release or threatened Release of any Lessee Hazardous Materials that are on the Land and affecting the soil, water, vegetation, buildings, personal property, persons, animals or otherwise, or other real property located on or around the Land; (ii) any personal injury (including wrongful death) or property damage (to real or personal property) arising out of or related to the Lessee Hazardous Materials or caused by or attributable to Lessee Parties; (iii) any lawsuit brought or threatened, settlement reached or government order relating to the Lessee Hazardous Materials; (iv) any violation of any Environmental Laws applicable thereto directly resulting from the Lessee Hazardous Materials on the Land; or (v) a breach or violation by Lessee of the covenants contained in this Section. This indemnification includes, without limitation, any and all costs incurred because of the Remedial Work mandated by Governmental Authority. All costs and expenses of the Remedial Work that are the responsibility of Lessee under this Lease shall be paid solely by Lessee including, without limitation, the reasonable charges of such contractor(s) and/or the consulting engineer, and Lessor’s reasonable attorney fees and reasonable costs incurred in connection with monitoring or review of the Remedial Work. In the event Lessee shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, the Remedial Work, Lessor shall have the right, but not the obligation, to cause the Remedial Work to be performed, and all reasonable costs and reasonable expenses thereof, or incurred in connection therewith, shall be “costs” within the meaning above. All such reasonable costs shall be immediately due and payable upon demand therefor by Lessor. Failure by Lessee to commence the Remedial Work shall be deemed an Event of Default under this Lease.

(D) Lessor shall be liable to third parties, including DEC, for all costs and expenses related to the past use, generation, storage, treatment and disposal of Hazardous Material on the Land or in improvements, buildings, construction, appurtenances, or any other development on the Land that resulted from Hazardous Materials brought onto the Land by or on behalf of someone other than Lessee, except to the extent that the Lessee Parties disturb, excavate or otherwise manage such Hazardous Materials (the “Lessor Hazardous Materials”), and Lessor shall give immediate written notice to Lessee of any assertion by DEC that further cleanup, containment, restoration, removal, remediation or other remedial activities are required to be performed with respect to the Lessor Hazardous Materials and shall, at Lessor’s sole cost, implement any Remedial Work required by DEC to remedy, remove and abate the Lessor Hazardous Materials (the “Lessor Remedial Work”).

(E) Lessor shall to the fullest extent permitted by Laws, indemnify, defend, and hold the Lessee Parties harmless from and against any and all Claims (including, without limitation, a decrease in value of the leasehold interest or of the Building or Lessee’s FF&E caused by loss or restriction of usable space) arising out of or in any way related to: (i) the presence, disposal, Release or threatened Release of any Lessor Hazardous Materials that are on the Land, including any underground storage tanks present within, upon or beneath the Land as of the Effective Date not disclosed in the Pre-Development Site Assessment, and affecting the soil, water, vegetation, buildings, personal property, persons, animals or otherwise, or other real property located on or around the Land, including any Lessor Remedial Work; (ii) any personal injury (including wrongful death) or property damage (to real or personal property) arising out of or related to the Lessor Hazardous Materials or caused by or attributable to Lessor Indemnified Persons; (iii) any lawsuit brought or threatened, settlement reached or government order relating to the Lessor Hazardous Materials; (iv) any violation of any Environmental Laws applicable thereto directly resulting from the Lessor Hazardous Materials on the Land; or (v) a breach or violation by Lessor of the covenants contained in this Section. All costs and expenses of the Lessor Remedial Work that are the responsibility of Lessor under this Section shall be paid solely by Lessor including, without limitation, the reasonable charges of such contractor(s) and/or the consulting engineer, and Lessee’s reasonable attorney fees (including the costs of in-house counsel) and reasonable costs incurred in connection with monitoring or review of the Lessor Remedial Work. In the event Lessor shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, the Lessor Remedial Work, Lessee shall have the right, but not the obligation, after written notice to Lessor followed by a ten (10) day cure period in favor of Lessor, to cause the Lessor Remedial Work to be performed, and all reasonable costs and reasonable expenses thereof, or incurred in connection therewith shall be “costs” that Lessee may deduct from Rent due until paid in full. All such reasonable costs shall be immediately due and payable upon demand therefor by Lessee unless subject to a good faith dispute being diligently pursued.

(F) The provisions of this Section, including all remedies of Lessor and Lessee hereunder (as well as the provisions of Section entitled “Enforcement” in this Lease), shall survive the expiration of the Lease Term or termination of this Lease. In the event any provision of this Lease is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Lease will nonetheless remain in full force and effect.

43. JOINT AND SEVERAL LIABILITY.

If more than one person or entity executes this Lease as Lessor or Lessee: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Lessor or Lessee, as the case may be; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Lessor or Lessee with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

44. LESSOR ACCESS TO LAND.

(A) Lessor may not enter the Land or the Building, at any time, without advance written notice to and consent of Lessee, which consent shall not be unreasonably withheld, conditioned or delayed, but which shall be subject to the conditions stated in this Section 44. During the last one hundred and twenty (120) days of either the Original Term (if a Renewal Term has not yet been exercised) or any Renewal Term, Lessor may show the Land and the Building to prospective tenants upon prior written notice to and consent of Lessee, which shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, Lessor acknowledges that due to the nature of the Use, it may be necessary for Lessee to limit access by Lessor and Lessor’s agents to certain restricted areas within the Land and Building, and in Lessee’s sole discretion, any permitted access may include the requirement that any representative of Lessor or any of Lessor’s agents be accompanied by a representative of Lessee.

(B) Neither Lessor nor its representatives shall discuss or disclose the purpose of its access with nor make any inquiries of employees of Lessee, other than the Lessee’s designated representative, Lessee’s officers, or Lessee’s counsel. Lessor agrees in each instance to indemnify and hold Lessee harmless from any and all injuries to persons or property while on the Land or in the Building caused in whole or in part by the acts or omission of Lessor, its authorized representatives, or its prospective tenant. Lessee agrees, in each instance, to indemnify and hold Lessor harmless from any and all Claims of injuries to persons or damage to property while on the Land or in the Building caused in whole or in part by the acts or omissions of Lessee or its agents, representatives, or prospective tenant.

45. PATRIOT ACT.

(A) For purposes of this Section 45: (a) the term “Lessor Related Entity” shall mean any corporation, limited liability company, partnership, limited partnership, joint venture, joint stock association, business trust and other form of entity in which Lessor has a controlling interest; (b) the term “Lessee Related Entity” shall mean any corporation, limited liability company, partnership, limited partnership, joint venture, joint stock association, business trust and other form of entity in which Lessee has a controlling interest; and (c) the term “controlling” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Related Entity, whether through the ownership of voting securities or otherwise by any entity or person.

(B) Lessor (which for this purpose includes the officers, directors, partners, members, principal stockholders of Lessor) represents, warrants, and covenants to the Lessee that Lessor or any Lessor Related Entity: (i) have not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, or at any replacement website or other replacement official publication of such list; (ii) are currently in compliance with and will at all times during the term of this Lease (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; (iii) have not used and will not use funds from illegal activities for any payment made under this Lease; and (iv) have not used and will not use any payment made under this Lease for illegal activities. The foregoing representation shall not apply with respect to the beneficiaries of any pension plan participating in Lessor.

(C) Lessee (which for this purpose includes the officers, directors, partners, members, principal stockholders of Lessee) represents, warrants, and covenants to the Lessor that Lessee or any Lessee Related Entity: (i) have not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, or at any replacement website or other replacement official publication of such list; (ii) are currently in compliance with and will at all times during the term of this Lease (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; (iii) have not used and will not use funds from illegal activities for any payment made under this Lease; and (iv) have not used and will not use any payment made under this Lease for illegal activities.

46. UNDERTAKING.

Lessor and Lessee acknowledge that each party’s performance under this Lease may require the other party’s assistance and cooperation. Each party therefore agrees, in addition to those provisions in this Lease specifically requiring one party to assist the other, that it will at all times during the Lease Term reasonably, promptly and diligently cooperate with the other party, as required in its reasonable discretion, and provide all reasonable assistance to the other party to help the other party perform its obligations hereunder. From time to time and at any time at and after the Restatement Date, each party shall execute, acknowledge and deliver such easements, agreements, documents, and assurances, reasonably requested by the other and shall take any other action consistent with the terms of this Lease that may be reasonably requested by the other for the purpose of effecting or confirming any of the transactions contemplated by this Lease. Neither party shall unreasonably withhold, condition or delay its compliance with any reasonable request made pursuant to this Section 46.

47. GUARANTY.

Contemporaneously with Lessee’s execution of this Lease, Li-Cycle Holdings Corp. (“Guarantor”) shall execute and deliver to Lessor a guaranty of Lessee’s performance of all terms, covenants, conditions and provisions of this Lease on Lessee’s part to be performed, which guaranty shall be in the form attached to this Lease as Exhibit F attached hereto and made a part hereof.

48. COMIDA/DEV1 LEASE AND LEASEBACK.

Notwithstanding anything to the contrary contained in this Lease, the COMIDA/DEV1 Lease Agreement, the COMIDA/DEV1 Leaseback Agreement or applicable law relating to subleases being subject to a superior or prime lease or leases, as a material inducement to the entering into of this Lease by Lessee while the COMIDA/DEV1 Lease Agreement and the COMIDA/DEV1 Leaseback Agreement exist, Lessee shall not be liable for, and the terms and provisions of this Lease shall not require Lessee to perform, any of Lessor’s obligations under the COMIDA/DEV1 Lease Agreement, the COMIDA/DEV1 Leaseback Agreement or any obligation related thereto under this Lease. Lessee’s sole obligations with respect to the use and occupancy of the Land are contained solely under this Lease (as subject to this Section 48) and not in any other document. In no event shall Lessee be subject to or be obligated to cure any default of Lessor, COMIDA or any other party under the COMIDA/DEV1 Lease Agreement or the COMIDA/DEV1 Leaseback Agreement in order to enjoy the continued use and occupancy of the Land demised under this Lease, Lessee’s sole obligation being to comply with the terms and provision contained in the four corners of this Lease.

In the event that the COMIDA/DEV 1 Lease Agreement and the COMIDA/DEV 1 Leaseback Agreement terminate, or are modified such that COMIDA no longer has an interest in the Land, then this Lease shall be deemed to be and shall thereafter be a direct lease, on the same terms and conditions contained in this Lease, between Lessor, as owner of the Land, and Lessee as tenant and owner of the Building, without the necessity for any further agreement, acknowledgment, or act by Lessor and Lessee. At such time, any defaults or remaining obligations under the COMIDA/DEV1 Lease Agreement or the COMIDA/DEV1 Leaseback Agreement shall be fully and finally settled between COMIDA and the then Lessor without any claim against or involvement of Lessee.

**BALANCE OF PAGE INTENTIONALLY LEFT BLANK**

**SIGNATURE PAGE TO FOLLOW**

IN WITNESS WHEREOF, Lessor and Lessee have signed this Lease as of the day and year first above written.

LESSOR:

PIKE CONDUCTOR DEV I, LLC

By:	CONDUCTOR DEV 1, LLC
Its:	Member

	By:	/s/ Edward Brillante
	Name:	Edward Brillante
	Title:	President

By:	CIRCLE STREET INVESTMENT COMPANY 1 LLC
Its:	Member

	By:	/s/ William P. Tehan
	Name:	William P. Tehan
	Title:	President

LESSEE:

LI-CYCLE NORTH AMERICA HUB, INC.

By:	/s/ Ajay Kochhar
Name:	Ajay Kochhar
Title:	President & Chief Executive Officer

By:	/s/ Carl DeLuca
Name:	Carl DeLuca
Title:	General Counsel & Corporate Secretary

EXHIBIT A

AS BUILT SURVEY

ALTA/NSPS Land Title Survey of Lot 1 and Lot 2 of Liber 364 of Maps, Page 91, 55 & 205 McLaughlin Road dated July 2003, as prepared by Passero Associates (Robert J. Vento, PLS, Project Manager) and bearing Project No. 20101073.0050

EXHIBIT A-1

LEGAL DESCRIPTION OF THE LAND

ALL THAT TRACT OR PARCEL OF LAND, situated in the Town of Greece, County of Monroe, and State of New York, being and described as Lot 1 of the Li-Cycle at Lidestri Subdivision Being a Resubdivision of Lot AR-3A1 and Lot AR-3A2 of the KPS Resubdivision Filed in Liber 356 of Maps, Page 62, as shown on a map filed in the Monroe County Clerk’s Office on March 25, 2022 in Liber 364 of Maps, Page 91.

Said Lot 1 is located on the southerly side of Ridgeway Road and on the westerly side of McLaughlin Road a/k/a McLoughlin Road and is the size and dimensions shown on said subdivision map.

Also, Together with the benefits of a Sanitary Sewer Easement benefitting Parcel I above as granted by Ridgeway Properties I, LLC to Ridgeway Properties I, LLC dated July 5, 2022 and recorded July 11, 2022 in Liber 12689 of Deeds at page 418.

Also, Together with the benefits of a Water Service Easement benefitting Parcel I above as granted by Ridgeway Properties I, LLC to Pike Conductor Dev 1, LLC dated December 22, 2022 and recorded December 22, 2022 in Liber 12762 of Deeds at page 541.

Also, Together with the benefits of a Storm Water Easement benefitting Parcel I above as granted by Ridgeway Properties I, LLC to Pike Conductor Dev 1, LLC dated December 22, 2022 and recorded December 22, 2022 in Liber 12762 of Deeds at page 524.

Also, Together with the benefits of a Sanitary Sewer Easement benefitting Parcel I above as granted by Ridgeway Properties I, LLC to Pike Conductor Dev 1, LLC dated December 22, 2022 and recorded December 22, 2022 in Liber 12762 of Deeds at page 508.

Also, Together with the benefits of an Access Easement benefitting Parcel I above as granted by Ridgeway Properties I, LLC to Pike Conductor Dev 1, LLC dated December 22, 2022 and recorded December 22, 2022 in Liber 12762 of Deeds at page 532.

Also, Together with the benefits of an Access Easement benefitting Parcel I above as granted by Ridgeway Properties I, LLC to Pike Conductor Dev 1, LLC dated December 22, 2022 and recorded December 22, 2022 in Liber 12762 of Deeds at page 516.

EXHIBIT A-2

EASEMENTS

1. Sanitary Sewer Easement granted by Ridgeway Properties I, LLC to Ridgeway Properties I, LLC (and its successors and assigns, including Pike Conductor Dev 1, LLC) dated July 5, 2022 and recorded July 11, 2022 in Liber 12689 of Deeds at page 418.

2. Water Service Easement granted by Ridgeway Properties I, LLC to Pike Conductor Dev 1, LLC dated December 22, 2022 and recorded December 22, 2022 in Liber 12762 of Deeds at page 541.

3. Storm Water Easement granted by Ridgeway Properties I, LLC to Pike Conductor Dev 1, LLC dated December 22, 2022 and recorded December 22, 2022 in Liber 12762 of Deeds at page 524.

4. Sanitary Sewer Easement granted by Ridgeway Properties I, LLC to Pike Conductor Dev 1, LLC dated December 22, 2022 and recorded December 22, 2022 in Liber 12762 of Deeds at page 508.

5. Access Easement granted by Ridgeway Properties I, LLC to Pike Conductor Dev 1, LLC dated December 22, 2022 and recorded December 22, 2022 in Liber 12762 of Deeds at page 532.

6. Access Easement granted by Ridgeway Properties I, LLC to Pike Conductor Dev 1, LLC dated December 22, 2022 and recorded December 22, 2022 in Liber 12762 of Deeds at page 516.

EXHIBIT B

PERMITTED ENCUMBRANCES

MECHANICS LIENS

Control #	Lienor	Address	Doc Type	Amount	Recorded
202312070955	PIKE CONDUCTOR DEV 1 LLC	55 McLaughlin Road	MECHANICS LIEN	$5,068,288.23	12-07-2023
202401050574	CROSBY-BROWNLIE, INC.	55 McLaughlin Road	MECHANICS LIEN	$267,107	01-05-2024

EXHIBIT C

ILLUSTRATIVE RENT SCHEDULE

An illustrative Rent schedule, assuming the repayment of the Unpaid Construction Costs on March 31, 2026, is set forth below:

Lease Year	Rent (Annual)	Rent (Monthly)
April 1, 2024 – March 31, 2026 (Years 1-2)	$2,500,000.00	$208,333.33
April 1, 2026 – March 31, 2029 (Years 3-5)	$1,700,000.00	$141,666.67
April 1, 2029 – March 31, 2034 (Years 6-10)	$1,785,000.00	$148,750.00
April 1, 2034 – March 31, 2039 (Years 11-15)	$1,874,250.00	$156,187.50
April 1, 2039 – March 31, 2044 (Year 16-20)	$1,967,962.50	$163,996.88
April 1, 2044 – March 31, 2049 (Years 21-25)	$2,066,360.63	$172,196.72
Renewal Period 1: April 1, 2049 – March 31, 2054 (Years 26-30)	$2,169,678.66	$180,806.55
Renewal Period 2: April 1, 2054 – March 31, 2059 (Years 31-35)	$2,278,162.59	$189,846.88
Renewal Period 3: April 1, 2059 – March 31, 2064 (Years 36-40)	$2,392,070.72	$199,339.23
Renewal Period 4: April 1, 2064 – March 31, 2069 (Years 41-45)	$2,511,674.25	$209,306.19
Renewal Period 5: April 1, 2069 – March 31, 2071 (Years 46-47)	$2,637,257.97	$219,771.50

EXHIBIT D

FORM OF ESTOPPEL CERTIFICATE

Lease Dated:

Lessor:

Lessee:

Lender:

Land Address:

As the present [Lessor or Lessee] under the Lease, the undersigned certifies to the [Lessor or Lessee] and Lender, to the best of [Lessor or Lessee]’s actual knowledge as of the date hereof as follows:

1. The documents attached as Exhibit A to this Estoppel Certificate (collectively, the “Lease”) are true, correct and complete copies of the Lease and of all amendments, modifications and supplements thereto, and collectively constitute the entire agreement between Lessee and Lessor in connection with the land described in the Lease (the “Land”). The Lease is in full force and effect.

2. The initial term of the Lease commenced on _______________ and expired on _______________. The current term of the Lease commenced on _______________ and expires on _______________. Lessee has the right to renew the Lease for (___) remaining renewal terms of _______________ years each.

3. Lessee is in full and complete possession of the Land, such possession having been delivered by Lessor under the Lease and accepted by Lessee as complying with the terms and conditions of the Lease. All alterations, improvements and work to be performed by Lessor, if any, have been completed in accordance with the terms of the Lease.

4. [If from Lessee] To the best of Lessee’s actual knowledge, there are no defaults existing under the Lease on the part of the Lessee. To the best of Lessee’s actual knowledge: (i) there are no defaults under the Lease on the part of the Lessor and (ii) there currently exists no circumstances that, with the passage of time, or the giving of notice, would give rise to a default under the Lease by Lessor if left uncorrected.

[If from Lessor] To the best of Lessor’s actual knowledge, there are no defaults existing under the Lease on the part of the Lessor. To the best of Lessor’s actual knowledge: (i) there are no defaults under the Lease on the part of the Lessee and (ii) there currently exists no circumstances that, with the passage of time, or the giving of notice, would give rise to a default under the Lease by Lessee if left uncorrected.

5. The amount of the current base monthly rent due and payable by Lessee is _______________ Dollars ($_______________). The date on which rental payments commenced under the Lease was _______________. Rental payments are paid through _______________. No rental payments have been made more than thirty (30) days in advance. There is a security deposit of _______________ Dollars ($_______________) held by Lessor.

6. [Lessor or Lessee] acknowledges that [Lessor or Lessee] and Lender and their respective successors and assigns will rely on this Estoppel Certificate. This Estoppel Certificate is specifically made and given only to [Lessor or Lessee] and Lender and their respective successor and/or assigns and to no other persons or entities.

7. The person executing this Estoppel Certificate on behalf of [Lessor or Lessee] is duly authorized by [Lessor or Lessee] to do so and executed this Estoppel Certificate in the capacity so indicated below and without the implication of personal liability.

8. Anything to the contrary herein or otherwise to the contrary notwithstanding, nothing contained herein shall act to waiver, amend, or modify any of [Lessor or Lessee]’s rights under the Lease or otherwise.

Executed and delivered as of the _____ day of _______________, 2024.

[Lessor or Lessee]:

ADD STATE APPROPRIATE ACKNOWLEDGEMENTS

EXHIBIT E

FORM OF MEMORANDUM OF LEASE

MEMORANDUM OF LEASE

BETWEEN

PIKE CONDUCTOR DEV I, LLC,

as LESSOR,

and

LI-CYCLE NORTH AMERICA HUB, INC.,

as LESSEE

RECORD AND RETURN TO:

COUNTY:

SECTION:

BLOCK:

LOT:

MEMORANDUM OF LEASE

On May 31, 2024, an Amended and Restated Ground Sublease Agreement was entered into by and between PIKE CONDUCTOR DEV I, LLC, as “Lessor”, and LI-CYCLE NORTH AMERICA HUB, INC., as “Lessee” (the “Lease”). This Memorandum of the Lease is presented for recording.

1. The name of the present Lessor is PIKE CONDUCTOR DEV I, LLC, a New York limited liability company of having an address of 1010 Lee Road, Rochester, New York 14606. The name of the present Lessee is LI-CYCLE NORTH AMERICA HUB, INC., a Delaware corporation, having an address at 55 McLaughlin Road, Rochester, New York, 14615.

2. A description of the demised property as set forth in the Lease is annexed hereto as Exhibit A (Legal Description of the Land) (the “Land”).

3. The Term Commencement Date of the Lease is July 27, 2023.

4. The Original Term (as defined in the Lease) expires on March 31, 2049, with four (4) Renewal Terms (as defined in the Lease) of five (5) years each and one (1) subsequent Renewal Term of two (2) years. The Lease is in full force and effect.

5. The Lessee has the Option to Purchase (as defined in the Lease) the Land by providing written notice of Lessee’s election to exercise the option to purchase prior to the expiration of the Original Term or Renewal Term, as applicable.

6. The Lessor requires the prior written consent of the Lessee for the creation, granting, conveyance, extension, or termination of any easements, licenses, or rights-of-way to the Land.

This instrument is merely a Memorandum of the Lease, and is subject to all of the terms, conditions and provisions thereof. In the event of any inconsistency between the terms of the Lease and this instrument, the terms of the Lease shall prevail as between the parties hereto. This Memorandum is binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

**BALANCE OF PAGE INTENTIONALLY LEFT BLANK**

*** SIGNATURE PAGE TO FOLLOW**

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals this •, 2024.

LESSOR:

PIKE CONDUCTOR DEV I, LLC

By:
Name:
Title:

LESSEE:

LI-CYCLE NORTH AMERICA HUB, INC.

By:
Name:
Title:

EXHIBIT F

GUARANTY

In consideration of, and as an inducement to PIKE CONDUCTOR DEV I, LLC, a Delaware limited liability company (“Lessor”) to enter into that certain Amended and Restated Ground Sublease Agreement of even date herewith (the “Lease”) with LI-CYCLE NORTH AMERICA HUB, INC., a Delaware corporation (“Lessee”) for a certain parcel of land consisting of approximately 24.795 acres located at 55 McLaughlin Road, Town of Greece, Monroe County, New York, and in further consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned LI-CYCLE HOLDINGS CORP., an Ontario, Canada business corporation (“Guarantor”), hereby guarantees, absolutely and unconditionally, to Lessor the full and prompt performance of all terms, covenants, conditions and agreements to be performed and observed by Lessee under the Lease and any and all amendments, modifications and other instruments relating thereto, whether now or hereafter existing, and the full and prompt payment of all damages, costs and expenses which shall at any time be recoverable by Lessor from Lessee by virtue of the Lease and any amendments, modifications and other instruments relating thereto (hereinafter called “Liabilities of Lessee”); and Guarantor hereby covenants and agrees to and with Lessor, its successors and assigns, that if an Event of Default (as defined in the Lease) in the payment of Rent (as defined in the Lease), or any other sums or charges payable by Lessee under the Lease, or in the performance by Lessee of any of the terms, covenants, provisions or conditions contained in the Lease, Guarantor will forthwith pay to Lessor, its successors and assigns, the Rent and other sums and charges and will forthwith faithfully perform and fulfill all of such terms, covenants, conditions and provisions of the Lease and will forthwith faithfully pay to Lessor all damages that may arise in consequence of any Event of Default by Lessee.

Guarantor agrees that, with or without notice or demand, Guarantor will reimburse Lessor, to the extent that such reimbursement is not made by Lessee, for all expenses (including reasonable attorneys’ fees and disbursements) incurred by Lessor in connection with any Event of Default by Lessee under the Lease or the default by Guarantor under this Guaranty.

This Guaranty shall be a continuing guaranty, and the liability of the Guarantor hereunder shall in no way be affected, modified or diminished by reason that any security for the Liabilities of Lessee is exchanged, surrendered or released or the Lease or any other obligation of Lessee is changed, altered, renewed, extended, continued, surrendered, compromised, waived or released in whole or in part, or that any default with respect thereto is waived, whether or not notice thereof is given to Guarantor, and it is understood and agreed that Lessor may fail to set off and may release, in whole or in part, any credit on Lessor’s books in favor of Lessee, and may extend further credit in any manner whatsoever to Lessee, and generally deal with Lessee or any such security as Lessor may see fit; and Guarantor shall remain bound under this Guaranty notwithstanding any such exchange, surrender, release, change, alteration, renewal, extension, continuance, comprise, waiver, inaction, extension of further credit or other dealing.

Notwithstanding any provision to the contrary contained herein, Guarantor hereby unconditionally and irrevocably waives (a) any and all rights of subrogation (whether arising under contract, 11 U.S.C. § 509 or otherwise) to the claims, whether existing now or arising hereafter, Lessor may have against Lessee, and (b) any and all rights of reimbursement, contribution or indemnity against Lessee which may have heretofore arisen or may hereafter arise in connection with any guaranty or pledge or grant of any lien or security interest made in connection with the Lease. Guarantor hereby acknowledges that the waiver contained in the preceding sentence (the “Subrogation Waiver”) is given as an inducement to Lessor to enter into the Lease and, in consideration of Lessor’s willingness to enter into the Lease, Guarantor agrees not to amend or modify in any way the Subrogation Waiver without Lessor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Nothing herein contained is intended or shall be construed to give to Guarantor any rights of subrogation or right to participate in any way in Lessor’s right, title or interest in the Lease, notwithstanding any payments made by Guarantor to or toward any payments due from Guarantor under this Guaranty, all such rights of subrogation and participation being hereby expressly waived and released.

Guarantor hereby expressly waives (a) notice of acceptance of this Guaranty; (b) presentment and demand for payment of any of the Liabilities of Lessee; (c) protest and notice of dishonor or default to Guarantor or to any other party with respect to any of the Liabilities of Lessee; (d) all other notice to which Guarantor might otherwise be entitled; (e) any law requiring Lessor to institute an action against any other party (including, without limitation,

Lessee) in order to institute an action or obtain a judgment against Guarantor, as well as any suretyship laws, and (f) any demand for payment under this Guaranty; and Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall not be terminated, affected or impaired by reason of the assertion or the failure to assert by Lessor against Lessee, or Lessee’s successors and assigns, of any of the rights or remedies reserved to Lessor pursuant to provisions of the Lease.

This is an absolute and unconditional guaranty of payment and not of collection and Guarantor further waives any right to require that any action be brought against Lessee or any other person or entity or to require that resort be had to any security or to any balance of any deposit account or credit on the books of Lessor in favor of Lessee or any other person or entity. Successive recoveries may be had hereunder. No invalidity, irregularity or unenforceability of all or any part of the Lease shall affect, impair or be a defense to this Guaranty and this Guaranty shall constitute a primary obligation of Guarantor.

Each reference herein to Lessor shall be deemed to include its successors and assigns, in whose favor the provisions of this Guaranty shall also inure. Each reference herein to Guarantor shall be deemed to include the successors and assigns of Guarantor, all of whom shall be bound by the provisions of this Guaranty.

No delay on the part of Lessor in exercising any rights hereunder or failure to exercise the same shall operate as a waiver of such rights; no notice to or demand on Guarantor shall be deemed to be a waiver of the obligation of Guarantor or of the right of Lessor to take further action without notice or demand as provided herein; nor in any event shall any modification or waiver of the provisions of this Guaranty nor any termination hereof be effective unless in writing signed by Lessor, nor shall any waiver be applicable except in the specific instance for which given.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if any payment of Guarantor on account of the Liabilities of Lessee must be returned by Lessor upon the insolvency, bankruptcy or reorganization of Lessee, Guarantor, or otherwise, as though such payment had not been made.

This Guaranty is, and shall be deemed to be, a contract entered into under and pursuant to the laws of the State of New York and shall be in all respects governed, construed, applied and enforced in accordance with the laws of the State of New York; and no defense given or allowed by the laws of any other state or country shall be interposed in any action or proceeding hereon unless such defense is also given or allowed by the laws of the State of New York. In any action or proceeding arising out of this Guaranty, Guarantor agrees to submit to personal jurisdiction in the State of New York. Guarantor agrees to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees, which are incurred by Lessor in the enforcement of this Guaranty.

This Guaranty may be executed in one or more counterparts, each of which counterparts shall be an original. All of Lessor’s rights and remedies under the Lease or under this Guaranty are intended to be distinct, separate and cumulative and no such right and remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any of the others.

As a further inducement to Lessor to accept the Lease and in consideration thereof Lessor and Guarantor covenant and agree that in any action or proceeding brought on, under or by virtue of this Guaranty, Lessor and the Guarantor shall and do hereby waive trial by jury.

Unless otherwise agreed in writing by Lessor, this Guaranty shall not be affected by any assignment of the Lease by Lessee.

Guarantor represents and warrants that it has full right, power and lawful authority to execute, deliver and perform its obligations under this Guaranty, in the manner and upon the conditions and provisions herein contained and to hold the estate herein demised, with no other person needing to join in the execution hereof in order for this Guaranty to be binding on Guarantor; the execution and delivery of this Guaranty by Guarantor and the due consummation of the transactions contemplated hereby constitute a valid and binding agreement of Guarantor; neither the execution and delivery of this Guaranty nor the consummation by Guarantor of the transactions contemplated hereby will constitute a violation of any applicable laws, result in the breach of or the imposition of any lien on, or constitute a default under, any indenture or bank loan or credit agreement, license, permit, trust, custodianship or other restriction, which violations, breach, imposition of lien of default would affect the validity of this Guaranty; there is no litigation or investigation, and there are no other proceedings, pending or known to be threatened against Guarantor relating to this Guaranty that challenges or questions the legality or validity of this Guaranty or any of the transactions contemplated hereby. All representations, warranties, and covenants herein made by the Guarantor shall be in full force and effect as of the Effective Date, and shall survive such date until the expiration or sooner termination of the Guaranty.

This Guaranty expressly replaces and supersedes the guaranty dated January 12, 2023 between Guarantor and Pike Conductor Dev 1, LLC in connection with the Existing Sublease Agreement (“Original Guaranty”) which Original Guaranty is hereby terminated.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the 31st day of May, 2024.

GUARANTOR:
LI-CYCLE HOLDINGS CORP.
Address for Notice:

By:
Name:	Ajay Kochhar
Title:	President & Chief Executive Officer

By:
Name:	Carl DeLuca
Title:	General Counsel & Corporate Secretary

EXHIBIT G

STIPULATION OF DISCONTINUANCE WITH PREJUDICE

STATE OF NEW YORK SUPREME COURT COUNTY OF MONROE

LI-CYCLE NORTH AMERICA HUB, INC., PLAINTIFF, v. PIKE CONDUCTOR DEV 1, LLC, DEFENDANT.	STIPULATION OF DISCONTINUANCE WITH PREJUDICE INDEX NO. E2024001622

IT IS HEREBY STIPULATED AND AGREED, by and between the undersigned, the attorneys of record for the parties to the above-entitled action, that whereas no party hereto is an infant or incompetent person for whom a committee has been appointed or conservatee and no person not a party has an interest in the subject matter of the action, the above-entitled action shall be, and the same hereby is, discontinued on the merits, with prejudice, and without costs to any party listed herein as against the other.

This Stipulation may be executed in two or more counterparts, by facsimile, e-mail, or regular mail, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument and filed without further notice with the Clerk of the Court.

Dated: June ___, 2024	Dated: June ___, 2024

HARTER SECREST & EMERY LLP		PHILLIPS LYTLE LLP

By:	By:

Christina M. Deats, Esq.

Peter H. Abdella, Esq.

Michele R. Di Franco, Esq.

Attorneys for Plaintiff

1600 Bausch & Lomb Place

Rochester, NY 14604-2711

(585) 232-6500

pabdella@hselaw.com

cdeats@hselaw.com

mdifranco@hselaw.com

Chad W. Flansburg, Esq. Attorneys for Defendant 28 East Main Street Suite 1400 Rochester, NY 14614-1935 (585) 238-2000 cflansburg@phillipslytle.com

EXHIBIT H

ASSIGNMENT AGREEMENT

LIMITED ASSIGNMENT OF DESIGN BUILD CONTRACT

THIS LIMITED ASSIGNMENT OF DESIGN BUILD CONTRACT (“Agreement”) made as of May 31, 2024.

BETWEEN:

PIKE CONDUCTOR DEV 1, LLC, a Delaware limited liability company

(“PCDV1”)

AND:

LI-CYCLE NORTH AMERICA HUB, INC., a corporation incorporated under the laws of the State of Delaware

(“HubCo”)

AND:

PIKE CONDUCTOR JV 1, LLC, a Delaware limited liability company

(the “Design Builder”)

WHEREAS:

A.

PCDV1 and HubCo entered into a sublease agreement dated January 12, 2023 (the “Original Sublease”), pursuant to which (among other things) PCDV1 agreed to construct for HubCo, and HubCo agreed to pay the costs of construction, not to exceed the sum of $58,610,000.00 for, a build-to-suit warehouse and administrative building (the “Building”) at 55 McLaughlin Road, in the Town of Greece, Monroe County, New York, bearing tax map number 089.04-1-3.3 (the “Land”).

B.

PCDV1 (as “Owner”) and Design-Builder (as “Design Builder”) entered into a ConsensusDocs Standard Design-Build Agreement and General Conditions Between Owner and Design-Builder dated June 30, 2022 (the “Design-Build Contract”) for the construction of the Building, an executed copy of which is attached as Schedule A.

C.	The balance of construction costs for the Building owed by HubCo to PCDV1 is $5,068,288.00.

D.

PCDV1 and HubCo have entered into an amended and restated ground sublease dated May 31, 2024 amending, restating, superseding, and replacing the Original Sublease (the “A&R Ground Sublease”), pursuant to which HubCo leases the Land and owns the Building and agrees to pay the balance of construction costs owed by HubCo.

E.	Design-Builder has agreed to be a party to this Agreement to consent to the assignment of, and acknowledge the terms of the assignment of, the Design-Build Contract by PCDV1 to HubCo.

NOW THEREFORE in consideration of the mutual covenants and agreements of the parties hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

ARTICLE 1 - REPRESENTATIONS AND WARRANTIES

1.1	Project Co and Contractor Representations and Warranties

Each of PCDV1 and Design-Builder severally represents and warrants to HubCo on behalf of itself that, as at the date of this Agreement:

(a) the Design-Build Contract is in full force and effect, unamended, and neither Design-Builder nor PCDV1 is in default of any of its respective obligations thereunder except that, due to the failure of HubCo to pay to PCDV1 the balance of the construction costs as set forth in the Original Sublease, the full amount due from PCDV1 to Design Builder under the Design-Build Contract has not been paid;

(b) an executed, true and complete copy of the Design-Build Contract is attached hereto as Schedule A; and

(c) PCDV1 has done no act and has not consented to any proceedings that could create any security interest lien or encumbrance on its interest in the Design-Build Contract other than Permitted Encumbrances and mechanics liens (as defined or referenced in the A&R Ground Sublease).

ARTICLE 2 - ASSIGNMENT

2.1	Assignment by PCDV1

PCDV1 hereby assigns all of its right, title and interest in the Design-Build Contract to HubCo, but not the obligations, which PCDV1 retains (including, without limitation, the obligations to pay Design-Builder, its contractors and/or subcontractors (of any tier) retained in connection with construction of the Building), provided, however, that nothing herein shall relieve HubCo of its obligations to pay the construction costs as set forth in the A&R Ground Sublease.

2.2	Rights to Enforce

PCDV1 and Design-Builder acknowledge and agree that HubCo shall be entitled to exercise all rights and enforce all of the covenants and obligations of Owner in accordance with and subject to the terms of the Design-Build Contract.

2.3	Assumption by HubCo

HubCo hereby accepts the assignment of the Design-Build Contract from PCDV1 and agrees to assume all of the rights and benefits but not the obligations which PCDV1 retains, except that nothing herein shall relieve HubCo of its obligations to pay the construction costs as set forth in the A&R Ground Sublease.

2.4	Assumption Acknowledgement by Design-Builder

The Design-Builder hereby consents to the assignment of the Design-Build Contract by PCDV1 to HubCo on the terms and conditions of this Agreement, including, without limitation, all of the provisions of this Article 2 and agrees to the assumption of the Design-Build Contract on such terms and conditions by HubCo and further agrees that HubCo is entitled to the benefit of and to enforce all of the covenants and obligations of the “Owner” under the terms of the Design-Build Contract as if HubCo were an original party to the Design-Build Contract with Design-Builder. Design-Builder further acknowledges and agrees with HubCo that, except for the obligations of HubCo to pay the construction costs as set forth in the A&R Ground Sublease, HubCo is not responsible for any of PCDV1’s obligations (including without limitation, additional payment obligations) under the Design-Build Contract and further that the failure of PCDV1 to carry out any obligation under the Design-Build Contract shall not constitute a default under the Design-Build Contract and shall not give rise to any remedy or right of action on the part of Design-Builder under the Design-Build Contract except with respect to the unpaid construction costs which HubCo has agreed to pay pursuant to the A&R Ground Sublease.

ARTICLE 3 - NOTICES

3.1	Notices to Parties

All notices, requests, demands, instructions, certificates, consents and other communications required or permitted under this Agreement and/or the Design-Build Contract (each, a “Notice”) shall be sent in writing by hand delivery and/or by a national overnight courier with a tracking system or electronic mail to the addresses set out below or at such other address as specified by written notice in accordance herewith:

If to PCDV1:	Pike Conductor Dev 1, LLC
c/o Conductor Property Management
1010 Lee Road
Rochester, New York 14606
United States
Attention: [XXX]
Email: [XXX]

If to HubCo:	Li-Cycle North America Hub, Inc.
55 McLaughlin Road
Rochester, NY 14615
Attention: VP Finance
Email: [XXX]

With a copy to:	Li-Cycle Holdings Corp.
207 Queens Quay West, Suite 590
Toronto, Ontario M5J 1A7
Canada
Attention: General Counsel
Email: [XXX]

If to Design-Builder:	Pike Conductor JV1, LLC
c/o Pike Construction Services, Inc.
One Circle Street
Rochester, NY 14607
Attention: [XXX]
Email: [XXX]

With a copy to:	Phillips Lytle LLP
1400 First Federal Plaza
Rochester, NY 14614
Attention: [XXX]
Email: [XXX]

3.2	Email

Where any Notice is provided or submitted to a party via electronic mail, an original of the Notice sent via electronic mail shall also promptly be sent by hand delivery, mail or courier. For greater certainty, a notice given via electronic mail shall not be invalid by reason only of a party’s failure to provide an original of the Notice in compliance with this Section 3.2.

ARTICLE 4 - GENERAL

4.1	Amendments

This Agreement may not be modified, amended or supplemented except by an agreement in writing signed by duly authorized representatives of the parties and stating on its face that it is intended to be an amendment, restatement or other modification, as the case may be, to this Agreement.

4.2	Waiver

(a)

No waiver made or given by a party under or in connection with this Agreement shall be binding or effective unless the waiver is in writing, signed by an authorized representative of the party giving such waiver, and delivered by such party to the other party. No waiver made with respect to any such right, power or remedy, in one instance will be deemed to be a waiver with respect to any other instance involving the exercise of the right, power, or remedy or with respect to any other such right, power, or remedy.

(b)

Failure by either party to exercise any of its rights, powers or remedies hereunder or its delay to do so shall not constitute a waiver of those rights, powers or remedies. The single or partial exercise of a right, power or remedy shall not prevent its subsequent exercise or the exercise of any other right, power or remedy.

4.3	Relationship Between the Parties

The parties are independent contractors. This Agreement is not intended to and does not create or establish between the parties, any relationship as partners, joint venturers, employer and employee, master and servant, or of principal and agent.

4.4	Entire Agreement

Except where provided otherwise in this Agreement, this Agreement constitutes the entire agreement between the parties in connection with its subject matter and supersedes all prior representations, communications, negotiations and understandings, whether oral, written, express or implied, concerning the subject matter of this Agreement.

4.5	Severability

If any provision of this Agreement is declared invalid, unenforceable or illegal by the courts of a competent jurisdiction, such provision may be severed and such invalidity, unenforceability or illegality shall not prejudice or affect the validity, enforceability and legality of the remaining provisions of this Agreement. If any such provision of this Agreement is invalid, unenforceable or illegal, the parties shall, acting in good faith, promptly negotiate new provisions to eliminate such invalidity, unenforceability or illegality and to restore this Agreement as near as possible to its original intent and effect.

4.6	Enurement

This Agreement shall enure to the benefit of, and be binding on, parties and each of their respective successors and permitted transferees and assigns.

4.7	Governing Law and Jurisdiction

This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New York, without giving effect to such State’s choice of law rules. The parties further agree that any legal proceedings, suit, action, arbitration, or proceeding related to this Lease shall be submitted exclusively to and brought before the appropriate state and/or federal courts in the County of Monroe, State of New York.

4.8	Cumulative Remedies

Except as otherwise set forth in this Agreement, the rights, powers and remedies of each party set forth in this Agreement are cumulative and are in addition to and without prejudice to any other right, power or remedy that may be available to such party under this Agreement.

4.9	Further Assurance

Each party shall do all things, from time to time, and execute all further instruments, agreements and documents necessary to give full effect to this Agreement.

4.10	Counterparts

This Agreement may be executed in one or more counterparts. Any single counterpart or a set of counterparts executed, in either case, by all the parties shall constitute a full, original and binding agreement for all purposes. Counterparts may be executed either in original, faxed or other electronic form provided that any party providing its signature in faxed or other electronic form shall promptly forward to such party an original signed copy of this Agreement which was so transmitted.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

PIKE CONDUCTOR DEV I, LLC

By:	CONDUCTOR DEV 1, LLC
Its:	Member

	By:	/s/ Edward Brillante
	Name:	Edward Brillante
	Title:	President

By:	CIRCLE STREET INVESTMENT COMPANY 1 LLC
Its:	Member

	By:	/s/ William P. Tehan
	Name:	William P. Tehan
	Title:	President

LI-CYCLE NORTH AMERICA HUB, INC.

Per:	/s/ Ajay Kochhar
Ajay Kochhar, President & Chief Executive Officer

Per:	/s/ Carl DeLuca
Carl DeLuca, General Counsel & Corporate Secretary

PIKE CONDUCTOR JV I, LLC

By:	CONDUCTOR CONSTRUCTION MANAGEMENT, LLC
Its:	Member

	By:	/s/ Edward Brillante
	Name:	Edward Brillante
	Title:	President

By:	PIKE CONSTRUCTION SERVICES, INC. (formerly The Pike Company, Inc.)
Its:	Member

	By:	/s/ William P. Tehan
	Name:	William P. Tehan
	Title:	President

SCHEDULE 1

MECHANICS LIENS

Control #	Lienor	Address	Doc Type	Amount	Recorded
202312070954	PIKE CONDUCTOR JV 1 LLC	55 McLaughlin Road	MECHANICS LIEN	$8,469,869.00	12-07-2023
202312070955	PIKE CONDUCTOR DEV 1 LLC	55 McLaughlin Road	MECHANICS LIEN	$5,068,288.23	12-07-2023
202402201019	KENNEDY MECHANICAL PLUMBING & HEATING INC.	55 McLaughlin Road	MECHANICS LIEN	$105,432.89	02-20-2024
202402061023	GP FLOORING SOLUTIONS	55 McLaughlin Road	MECHANICS LIEN	$6,587.63	02-06-2024